UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

BioMarin Pharmaceutical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BIOMARIN PHARMACEUTICAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders (the Annual Meeting) of BioMarin Pharmaceutical Inc., a Delaware corporation (we, us, BioMarin or the Company). The Annual Meeting will be held on Monday, June 6, 2016 at 9:00 a.m. (Pacific Daylight Time), at the Company’s offices in the Tamalpais Room, 750 Lindaro Street, San Rafael, CA 94901 for the following purposes:

1.	To elect the eight nominees for director to serve until the next Annual Meeting and until their successors are duly elected and qualified;
2.

To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (NEOs) as defined below and disclosed in the proxy statement accompanying this Notice of Annual Meeting of Stockholders (the Proxy Statement);

3.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the fiscal year ending December 31, 2016;
4.

To consider and vote upon a stockholder proposal requesting that BioMarin issue a sustainability report describing BioMarin’s environmental, social and governance performance, if properly presented at the meeting; and

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is Monday, April 11, 2016 (the Record Date). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company’s principal executive offices at 770 Lindaro Street, San Rafael, CA 94901 for a period of 10 days before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on

June 6, 2016 at 9:00 a.m.

at the Company’s offices in the Tamalpais Room, 750 Lindaro Street, San Rafael, CA 94901

The Proxy Statement and annual report to stockholders are available at: www.proxyvote.com.

If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

By Order of the Board of Directors

G. Eric Davis
Executive Vice President, General Counsel and Secretary
San Rafael, California

April 25, 2016

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD MAILED TO YOU, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO BE ENTITLED TO VOTE IN PERSON AT THE ANNUAL MEETING.

TABLE OF CONTENTS

Page
ANNUAL MEETING OF STOCKHOLDERS	3
PROPOSAL NO. ONE: ELECTION OF DIRECTORS	10
Nominees for Director	10
THE BOARD OF DIRECTORS RECOMMENDS	13
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	14
Independence of the Board of Directors	14
Board Leadership Structure	14
Role of the Board in Risk Oversight	15
Meetings of the Board of Directors	15
Information Regarding Committees of the Board of Directors	16
Audit Committee	16
Report of the Audit Committee of the Board of Directors	17
Compensation Committee	17
Compensation Committee Interlocks and Insider Participation	19
Compensation Committee Report	19
Corporate Governance and Nominating Committee	20
Science and Technology Committee	22
Stockholder Communications with the Board of Directors	23
Global Code of Conduct and Business Ethics	23
Director and Officer Stock Ownership Guidelines	23
Anti-Hedging and Anti-Pledging Policy	26
Director Compensation	26
Director Compensation in 2015	27
EQUITY COMPENSATION PLAN INFORMATION	28
PROPOSAL NO. TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION	30
PROPOSAL NO. THREE: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR BIOMARIN	31
Independent Registered Public Accounting Firm	31
PROPOSAL NO. 4: A STOCKHOLDER PROPOSAL REQUESTING THAT BIOMARIN ISSUE A SUSTAINABILITY REPORT DESCRIBING BIOMARIN’S ENVIRONMENTAL, SOCIAL AND GOVERNANCE PERFORMANCE	33
SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT	33
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:	34
Environmental Responsibility	35
OTHER INFORMATION RELATED TO BIOMARIN, THE DIRECTORS AND EXECUTIVE OFFICERS	38
Security Ownership of Certain Beneficial Owners and Management	38
Section 16(a) Beneficial Ownership Reporting Compliance	39
Executive Officers	40
EXECUTIVE COMPENSATION	42
Compensation Discussion and Analysis	42
Executive Summary	42
Compensation Objectives and Philosophy	45
Recent Say-on-Pay and Stockholder Feedback	46
Our Compensation Committee	46
Independent Compensation Consultant	48
Compensation Adjustments and Peer Group Process	48
Elements of Compensation Package	49
Base Salary	50
Annual Cash Incentive	51
Equity Compensation	54
Other Benefits and Perquisites	55
Nonqualified Deferred Compensation	56
Accounting and Tax Considerations	57
Director and Officer Stock Ownership Guidelines	57
Summary Compensation Table	58
Grants of Plan-Based Awards	59
Outstanding Equity Awards at Fiscal Year-End	61
Options Exercised and Stock Vested	62
Pension Benefits	62
Nonqualified Deferred Compensation Plan	63
Potential Payments Upon Termination or Change-in-Control	63
Compensation Risks	68
Transactions with Related Persons, Promoters and Certain Control Persons	69
Review, Approval, and Ratification of Transactions with Related Party	69
Indebtedness of Directors and Executive Officers	69
HOUSEHOLDING OF PROXY MATERIALS	70
OTHER MATTERS	71
APPROVAL	71

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, CA 94901

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the SEC), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the Proxy Availability Notice) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Proxy Availability Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Proxy Availability Notice.

We intend to mail the Proxy Availability Notice on or about April 25, 2016 to all stockholders of record entitled to vote at the Annual Meeting. We expect that this Proxy Statement and the other proxy materials will be available to stockholders on or about April 25, 2016.

What does it mean if I receive more than one Proxy Availability Notice?

If you receive more than one Proxy Availability Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Proxy Availability Notice to ensure that all of your shares are voted.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Monday, June 6, 2016 at 9:00 a.m. (Pacific Daylight Time), at the Company’s offices in the Tamalpais Room, 750 Lindaro Street, San Rafael, CA 94901. You may contact Investor Relations at IR@bmrn.com to obtain directions to the Annual Meeting. Information on how to vote in person at the Annual Meeting is discussed below. If you plan to attend the Annual Meeting, please note that attendance will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 11, 2016, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 162,292,817 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2016 your shares were registered directly in your name with BioMarin’s transfer agent, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, or on the Internet as instructed below, or complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on April 11, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Availability Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of eight directors;
•	Advisory approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement in accordance with SEC rules;
•

Ratification of the selection by the Board of Directors of the Company (the Board) of KPMG LLP (KPMG) as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2016; and

•	A stockholder proposal requesting that BioMarin issue a sustainability report describing BioMarin’s environmental, social and governance performance, if properly presented at the meeting.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

•	“For” the election of all eight nominees for director;
•	“For” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement in accordance with SEC rules;
•	“For” the ratification of the selection by the Board of KPMG as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2016; and
•	“Against” the stockholder proposal requesting that BioMarin issue a sustainability report describing BioMarin’s environmental, social and governance performance.

How do I vote?

With regard to the election of directors, you may vote “For” all the nominees to the Board or you may “Withhold” your vote for all the nominees or any individual nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time on June 5, 2016 to be counted.

•

To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on June 5, 2016 to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us and we receive it before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a Proxy Availability Notice containing voting instructions from that organization rather than from BioMarin. Simply follow the voting instructions in the Proxy Availability Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2016, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director, “For” the advisory approval of executive compensation of the NEOs, “For” the ratification of KPMG as the Company’s independent registered public accounting firm and “Against” the stockholder proposal requesting that BioMarin issue a sustainability report describing BioMarin’s environmental, social and governance performance. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Morrow & Co., LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies, but Morrow & Co., LLC will be paid its customary fee of approximately $7,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at BioMarin Pharmaceutical Inc., Attention: G. Eric Davis, 770 Lindaro Street, San Rafael, CA 94901.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

When are stockholder proposals for inclusion in our proxy statement for next year’s Annual Meeting due?

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2017 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the Exchange Act), must submit their proposals so that they are received by us at our principal executive offices no later than December 26, 2016. However, if our 2017 Annual Meeting is not held between May 7, 2017 and July 6, 2017, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials. Proposals for inclusion in our proxy statement for the 2017 Annual Meeting should be sent to the Company’s Secretary at BioMarin Pharmaceutical Inc., Attention: G. Eric Davis, 770 Lindaro Street, San Rafael, CA 94901.

When are other proposals and stockholder nominations for next year’s Annual Meeting due?

With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, our Bylaws provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at the Annual Meeting must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s Annual Meeting of stockholders.

For the 2017 Annual Meeting, stockholders wishing to present nominations for director or proposals for consideration under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than February 6, 2017 and not later than March 8, 2017 in order to be considered. In the event that the 2017 Annual Meeting is to be held on a date that is not within 25 days before or 60 days after June 6, 2017, then a stockholder’s notice must be received by the Secretary no later than the close of business on the 10th day following the day on which notice of the date of the 2017 Annual Meeting was mailed or the day we make a public announcement of the date of the 2017 Annual Meeting, whichever first occurs.

In addition, with respect to nominations for directors, if the number of directors to be elected at the 2017 Annual Meeting is increased effective at the 2017 Annual Meeting and there is no public announcement by us for the additional directorships at least 100 days prior to June 6, 2017, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Nominations or proposals should be sent in writing to the Company’s Secretary at BioMarin Pharmaceutical Inc., Attention: G. Eric Davis, 770 Lindaro Street, San Rafael, CA 94901. A stockholder’s notice to nominate a director or bring any other business before the 2016 Annual Meeting or the 2017 Annual Meeting must set forth certain information, which is specified in our Bylaws. A complete copy of our Bylaws may be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, “For”, “Withhold” and broker non-votes for the proposal to elect directors, and with respect to other proposals, votes “For”, “Against”, “Abstain” and broker non-votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the NYSE), which generally apply to all brokers, bank or other nominees, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal.

What is the effect of abstentions and broker non-votes?

Abstentions : Under Delaware law (under which BioMarin is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, and therefore counted as present for the purpose of determining whether a quorum is present, but they are not counted as shares cast. Our Amended and Restated Bylaws provide that a stockholder action (other than the election of directors) shall be decided by the vote of the holders of a majority of the total number of votes of the Company’s capital stock cast on the matter. Therefore, abstentions will have no effect on Proposal No. 2—Advisory Vote on Executive Compensation, Proposal No. 3—Ratification of Independent Registered Public Accounting Firm or Proposal No. 4—Stockholder Proposal Requesting that BioMarin Issue a Sustainability Report Describing BioMarin’s Environmental, Social and Governance Performance.

Broker Non-Votes : A “broker non-vote” occurs when a broker, bank or other nominee holding your shares in street name does not vote on a particular matter because you did not provide the broker, bank or other nominee voting instructions and the broker, bank or other nominee lacks discretionary voting authority to vote the shares because the matter is considered “non-routine” under the NYSE rules. The “non-routine” matters on the agenda for the Annual Meeting include Proposa1 No. 1—Election of Directors, Proposal No. 2—Advisory Vote on Executive Compensation and Proposal No. 4—Stockholder Proposal Requesting that BioMarin Issue a Sustainability Report Describing BioMarin’s Environmental, Social and Governance Performance.

Broker non-votes will be counted as present at the Annual Meeting for the purpose of determining whether a quorum is present at the Annual Meeting. However, because broker non-votes are not considered under Delaware law to be votes cast, they will have no effect on the outcome of the vote on: Proposa1 No. 1—Election of Directors, Proposal No. 2—Advisory Vote on Executive Compensation or Proposal No. 4—Stockholder Proposal Requesting that BioMarin Issue a Sustainability Report Describing BioMarin’s Environmental, Social and Governance Performance. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote your shares in the election of directors, the advisory vote related to the approval of our executive compensation program or the stockholder proposal requesting sustainability reporting, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016 should be considered a “routine” matter. Therefore, your broker, bank or other nominee will be able to vote on Proposal No. 3—Ratification of Independent Registered Public Accounting Firm even if it does not receive instructions from you, so long as it holds your shares in its name.

How many votes are needed to approve each proposal?

Proposal	Vote Required	Discretionary Voting Allowed?
No. 1. Election of Directors	Plurality	No
No. 2. Advisory Vote on Executive Compensation	Majority Cast	No
No. 3. Ratification of Independent Registered Public Accounting Firm	Majority Cast	Yes
No. 4. Stockholder Proposal Requesting that BioMarin Issue a Sustainability Report Describing BioMarin’s Environmental, Social and Governance Performance	Majority Cast	No

A “Plurality,” with regard to the election of directors, means that the eight nominees who receive the most “For” votes cast by the holders of shares either present in person or represented by proxy and entitled to vote will be elected to our Board. A “Majority Cast,” with regard to the amendment to the advisory vote on executive compensation, the ratification of our independent registered public accounting firm and the stockholder proposal requesting that BioMarin issue a sustainability report describing BioMarin’s environmental, social and governance performance, means that a majority of the votes cast on the proposal are voted “For” the proposal.

Accordingly:

•

Proposal No. 1: For the election of directors, the eight nominees receiving the most “For” votes cast by the holders of shares present in person or represented by proxy and entitled to vote on Proposal No. 1 will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect. Pursuant to our Corporate Governance Principles, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election at a stockholders’ meeting should promptly tender his or her resignation to the Chairman of the Board following certification of the stockholder vote.

•

Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the approval of the compensation of the Company’s NEOs. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 2.

•

Proposal No. 3: To be approved, a majority of the total votes cast on Proposal No. 3 must be voted “For” the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 3; however, the ratification of KPMG is a matter on which a broker, bank or other nominee has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 3.

•

Proposal No. 4: To be approved, a majority of the total votes cast on Proposal No. 4 must be voted “For” the stockholder proposal requesting that BioMarin issue a sustainability report describing BioMarin’s environmental, social and governance performance. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 4.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 162,292,817 shares outstanding and entitled to vote. Thus, the holders of at least 81,146,409 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the Internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then the holders entitled to vote thereat, present at the Annual Meeting in person or represented by proxy, by a majority of the votes cast, may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish the preliminary results within four business days after the Annual Meeting and file an additional Form 8-K to publish the final results within four business days after the final results are known to us.

If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

PROPOSAL NO. ONE: ELECTION OF DIRECTORS

The Board currently consists of nine directors. Pierre Lapalme is not seeking re-election, and his Board service will end on the date of the Annual Meeting. There are eight nominees for election to the Board this year. Each director to be elected and qualified will hold office until the next Annual Meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company. Each of the director nominees was previously elected by the stockholders, except for David Pyott who was appointed to the Board by the other directors in January 2016. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected; provided, that, pursuant to our Corporate Governance Principles (which are available in the Corporate Governance section of the Investors section of our website at www.bmrn.com), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election at a stockholder’s meeting should promptly tender his or her resignation to the Chairman of the Board following certification of the stockholder vote.

Nominees for Director

The names and ages of the nominees, occupation(s), length of service with the Company and Board Committee memberships are set forth in the table below. A brief biography of each nominee is also set forth below, which includes information, as of the date of this Proxy Statement, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Corporate Governance & Nominating Committee (the CGN Committee) to believe that the nominee should continue to serve on the Board:

					Committee memberships
Name	Age	Director Since	Occupation	Independent	AC	CC	CGN	S&T
Jean-Jacques Bienaimé (1)	62	May 2005	Chairman & Chief Executive Officer, BioMarin Pharmaceutical Inc.	No	—	—	—	—
Michael Grey	63	December 2005	President & Chief Executive Officer, Amplyx Pharmaceuticals, Inc.	Yes		C		M
Elaine J. Heron, Ph.D.	68	July 2002	Director, Amplyx Pharmaceuticals, Inc.	Yes	M		C	M
V. Bryan Lawlis, Ph.D.	64	June 2007	Chief Executive Officer, Itero Biopharmaceuticals, LLC	Yes	M			M
Alan J. Lewis, Ph.D.	70	June 2005	Chief Executive Officer, DiaVacs, Inc.	Yes		M		C
Richard A. Meier (2)	56	December 2006	President-International, Executive Vice President & Chief Financial Officer, Owens & Minor, Inc.	Yes	C, F
David Pyott	62	January 2016	Lead Director, Avery Dennison Corporation; Director, Alynlam Pharmaceuticals, Inc.; Supervisory Board Member, Royal Philips	Yes		M	M
Dennis J. Slamon, M.D., Ph.D.	67	March 2014	Director, Clinical/Translational Research; Director, Revlon/UCLA Women’s Cancer Research Program at UCLA’s Jonsson Comprehensive Cancer Center	Yes			M	M

AC Audit Committee CC Compensation Committee CGN Corporate Governance & Nominating Committee S&T Science & Technology Committee	C Chair M Member F Financial Expert

(1)	Chair of the Board.
(2)	Lead Independent Director.

Jean-Jacques Bienaimé joined our Board in May 2005, the same time that he became our Chief Executive Officer, and was named Chair of the Board in June 2015. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer, and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. From 1998 to late 2002, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Sangstat Medical Corporation, an immunology-focused biotechnology company, becoming President in 1998 and Chief Executive Officer in 1999. From 1992 to 1998, Mr. Bienaimé held several senior management positions at Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), culminating in the position of Senior Vice President of Worldwide Marketing and Business Development. Earlier in his career, Mr. Bienaimé worked at Genentech, Inc. where he was involved in the launch of tissue plasminogen activator (t-PA) for the treatment of heart attacks. Mr. Bienaimé currently serves on the boards of Incyte Corporation, a public pharmaceutical company, and Vital Therapies, Inc., a public biotechnology company, as well as the Health Section Governing Board of The Biotechnology Innovation Organization (formerly known as The Biotechnology Industry Organization), an industry trade association. Mr. Bienaimé previously served on the board of directors of two public companies during the past five years: Portola Pharmaceuticals, Inc. (from 2011 to 2014) and InterMune, Inc. (from 2012 to 2014). Mr. Bienaimé received an M.B.A. from the Wharton School at the University of Pennsylvania and a degree in economics from the École Supérieure de Commerce de Paris.

The Board has nominated Mr. Bienaimé for his intimate knowledge of our business and extensive experience in the management of biotechnology organizations, business development, and sales and marketing of both biotechnology and pharmaceutical products.

Michael Grey joined our Board in December 2005 and serves as the Chair of the Compensation Committee. Mr. Grey currently serves as President and Chief Executive Officer of Amplyx Pharmaceuticals, Inc., a biopharmaceutical company, a position he has held since October 2015, and as Chief Executive Officer and Chairman of Reneo Pharmaceuticals, Inc., a biopharmaceutical company, a position he has held since October 2014. He previously served as President and Chief Executive Officer of Lumena Pharmaceuticals, Inc., a privately-held biotechnology company, from February 2011 until it was acquired by Shire plc in May 2014. He has also served as a Venture Partner with Pappas Ventures, a life sciences venture capital firm, since January 2010. Between January and September 2009, he served as President and Chief Executive Officer of Auspex Pharmaceuticals, Inc., a private biotechnology company. From January 2005 until its acquisition in August 2008, Mr. Grey was President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a public biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. Prior to joining SGX Pharmaceuticals, Inc., Mr. Grey acted as President, Chief Executive Officer and Board member of Trega Biosciences, Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During 1994, Mr. Grey served as President and Chief Operating Officer for Ansan, Inc., a pharmaceutical company. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of Vice President, Corporate Development. Mr. Grey is currently a director of Horizon Pharma, plc, a publicly traded pharmaceutical company, Mirati Therapeutics, a publicly traded biopharmaceutical company, and three private healthcare companies: Balance Therapeutics, Inc., Biothera Pharmaceutical Inc. and Ziarco Group Ltd. Mr. Grey previously served on the board of directors of one public company during the past five years: Achillion Pharmaceuticals, Inc. (from 2001 to 2010). He received a B.Sc. in chemistry from the University of Nottingham, United Kingdom.

The Board has nominated Mr. Grey for his extensive experience in managing biotechnology and pharmaceutical organizations, business development, compensation matters and finance and accounting.

Elaine J. Heron, Ph.D., joined our Board in July 2002 and serves as the Chair of the CGN Committee. Dr. Heron served as Chair and Chief Executive Officer of Amplyx Pharmaceuticals, Inc., a private early stage drug development company, from February 2009 until October 2015, and she continues to serve as member of that Company’s board of directors. From July 2001 to October 2008, Dr. Heron was Chair and Chief Executive Officer of Labcyte Inc., a private biotechnology company. Before joining Labcyte Inc., she spent six years in positions of increasing responsibility at the Applied Biosystems Group of Applera Corporation, a biotechnology company, including the position of General Manager and Vice President of Sales and Marketing. Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University.

The Board has nominated Dr. Heron for her extensive experience in life science sales and marketing, finance and accounting, corporate governance matters and research and development.

V. Bryan Lawlis, Ph.D., joined our Board in June 2007. Since August 2011 he has served as the President and Chief Executive Officer of Itero Biopharmaceuticals, LLC, a privately held limited liability holding company that has held the assets of Itero Biopharmaceuticals, Inc. Dr. Lawlis co-founded and served as President and Chief Executive Officer of Itero Biopharmaceuticals, Inc. from 2006 until it discontinued operations in August 2011. Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation, a pharmaceutical company, from August 2004 to August 2006, and served on its board of directors from February 2005 to August 2006, continuing in both capacities until August 2006. Dr. Lawlis previously served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004 and its Chief Operating Officer from November 2001 to June 2003. Prior to his time at Aradigm, Dr. Lawlis co-founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc., a biotechnology company, and Genentech, Inc. His last position at Genentech, Inc. was Vice President of Process Sciences. In addition, Dr. Lawlis holds board positions on four privately held companies: AbSci, LLC, Itero Biopharmaceuticals, LLC, Reform Biologics LLC and Sutro Biopharma, Inc. Dr. Lawlis was appointed to the board of Geron Corporation, a public biopharmaceutical company, in March 2012, and served on the board of KaloBios Pharmaceuticals, Inc., a public biopharmaceutical company, from August 2013 until September 2014. Dr. Lawlis has served as a member of the board of directors of Coherus Biosciences, Inc., a public biotechnology company, since October 2014, and he has acted as the chairman of the scientific advisory board for Coherus Biosciences, Inc. since November 2012. Since October 2015, Dr. Lawlis has served as an advisor to Phoenix Venture Partners, a venture capital firm focusing on manufacturing technologies. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin, and a Ph.D. in Biochemistry from Washington State University.

The Board has nominated Dr. Lawlis for his extensive experience in manufacturing biotechnology and other pharmaceutical products, research and development of drug products and managing and conducting clinical trials and drug regulatory processes.

Alan J. Lewis, Ph.D., joined our Board in June 2005 and serves as the Chair of the Science and Technology Committee. Since March 2015, Dr. Lewis has served as Chief Executive Officer of DiaVacs, Inc., a private biotechnology company, where he also serves as director. From October 2012 to March 2014, Dr. Lewis served as Chief Executive Officer and Director of Medistem, Inc. From November 2011 to October 2012, Dr. Lewis served as a consultant to Medistem, Inc., a public biotechnology company, and the California Institute for Regenerative Medicine. From July 2010 to November 2011, Dr. Lewis served as President, Chief Executive Officer and Director of Ambit Biosciences, a private biotechnology company. From January 2009 to June 2010, Dr. Lewis served as President and Chief Executive Officer of The Juvenile Diabetes Research Foundation. From February 2006 until December 2008, Dr. Lewis was the President and Chief Executive Officer of Novocell, Inc., a privately held regenerative disease biotechnology company focused on stem cell therapy. Prior to joining Novocell Inc., starting in 2000, he was President of Celgene Signal Research, a wholly-owned subsidiary of the Celgene Corporation, a pharmaceutical company. From February 1994 to August 2000, he was the President and Chief Executive Officer of Signal Pharmaceuticals, Inc., where he guided the company to its successful acquisition by Celgene Corporation. From 1979 to 1994, Dr. Lewis held a number of positions at Wyeth-Ayerst Research and its predecessor, Wyeth Laboratories, Inc., including Vice President of Research at Wyeth-Ayerst Research. Dr. Lewis has published over 120 full manuscripts and has written and edited seven books. Dr. Lewis was a Research Associate at Yale University from 1972 to 1973. In December 2015 Dr. Lewis was appointed to the board of Assembly Biosences Inc., a public biotechnology company. Dr. Lewis currently serves as Chairman of the Board of Cellastra Inc., a private biotechnology company, and director of four other private biotechnology companies, Batu Biologics, Capella Therapeutics, Habit DX and Targazyme, Inc. Dr. Lewis received a B.Sc. in physiology and biochemistry from Southampton University, Southampton, Hampshire, United Kingdom, and a Ph.D. in pharmacology from the University of Wales, Cardiff, United Kingdom.

The Board has nominated Dr. Lewis for his extensive experience in managing biotechnology and pharmaceutical organizations, research and development, finance, compensation and corporate governance matters.

Richard A. Meier joined our Board in December 2006 and serves as the Chair of the Audit Committee and has served as our Lead Independent Director since June 2015. In March of 2013, Mr. Meier joined Owens & Minor, Inc., a global healthcare services company, as Executive Vice President and Chief Financial Officer, and was promoted to President-International and Executive Vice President and Chief Financial Officer, as of July 2015. From January 2010 through March 2012, Mr. Meier was an Executive Vice President and Chief Financial Officer at TeleFlex, Incorporated, a global medical device company. From November 2007 to May 2009, Mr. Meier served as President and Chief Operating Officer of Advanced Medical Optics, a global ophthalmic medical device company that was acquired by Abbott in February 2009. Between April 2002 and November 2007, Mr. Meier served continuously as Advanced Medical Optics’ Chief Financial Officer, while serving in a variety of additional senior operating roles. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc. (formerly ICN Pharmaceuticals, Inc.), from October 1999 to April 2002, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant Pharmaceuticals, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc. Mr. Meier is also a Director of Staar Surgical Inc., an ophthalmic medical device company, since 2009, where he currently serves on both the Governance and Audit Committees. Mr. Meier holds a B.A. in economics from Princeton University.

The Board has nominated Mr. Meier for his extensive experience in finance and accounting, capital markets, managing large organizations in the healthcare field and information technology.

David Pyott joined our Board in January 2016. From 1998 to March 2015, Mr. Pyott served as Chief Executive Officer of Allergan plc, a global pharmaceutical company. Prior to Allergan, Mr. Pyott served as the Head of the Novartis Nutrition Division and as a member of the Executive Committee of Switzerland-based Novartis AG. Mr. Pyott is Lead Director and a member of the board of directors of Avery Dennison Corporation, a global labeling and packaging materials company, serves on the board of directors of Alnylam Pharmaceuticals, Inc., a biotechnology company and is a member of the Supervisory Board of Royal Philips in the Netherlands, a diversified health and wellness company. He is a member of the Governing Board of the London Business School, President of the International Council of Ophthalmology Foundation and a member of the Advisory Board of the Foundation of the American Academy of Ophthalmology. Mr. Pyott holds a Diploma in International and European Law from the Europa Institute at the University of Amsterdam, a Master of Arts degree from the University of Edinburgh, and a Master of Business Administration degree from the London Business School.

The Board has nominated Mr. Pyott for his extensive experience in managing global multi-specialty healthcare companies and marketing, research and development, international regulatory requirements and business development in the pharmaceutical and biotechnology industry.

Dennis J. Slamon, M.D., Ph.D., joined our Board in March 2014. Dr. Slamon has served as director of Clinical/Translational Research at UCLA’s Jonsson Comprehensive Cancer Center since June 1995 and has served as leader of the Revlon/UCLA Women’s Cancer Research Program at UCLA since its establishment in 1991. Since May 1996, Dr. Slamon has been a professor of medicine and Chief of the Division of Hematology/Oncology in the UCLA Department of Medicine and executive vice chair for research for UCLA’s Department of Medicine. He also serves as director of the medical advisory board for the National Colorectal Cancer Research Alliance, a research and fund-raising organization that promotes advances in colorectal cancer, and he is member of the board of directors of Translational Research in Oncology, a global, non-profit, academic clinical research organization. A 1970 B.A. honors graduate in biology from Washington & Jefferson College and a 1975 graduate of the University of Chicago’s Pritzker School of Medicine, Dr. Slamon earned his Ph.D. in cell biology that same year. He completed his internship and residency at the University of Chicago Hospitals and Clinics, becoming chief resident in 1978. One year later, he became a fellow in the Division of Hematology/Oncology at UCLA where he currently serves on the faculty of medicine.

The Board has nominated Dr. Slamon for his extensive experience in clinical trial research, personalized medicine, hematology and oncology studies as well as research and development in translating basic science discoveries into new clinical therapies and novel drug strategies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Principles, the charters of the committees of the Board and our Global Code of Conduct and Business Ethics described below may be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: G. Eric Davis, Executive Vice President, General Counsel and Secretary, c/o BioMarin Pharmaceutical Inc., 770 Lindaro Street, San Rafael, CA 94901. Information on our website is not incorporated by reference in this Proxy Statement.

Independence of the Board of Directors

The Board has affirmatively determined that, except for Mr. Bienaimé, all of our current directors are independent within the meaning of the applicable NASDAQ listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the Independent Directors). There are no family relationships between any director and any of our executive officers.

Board Leadership Structure

The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chair of the Board (Chair) and Chief Executive Officer in any manner that it determines to be in the best interests of the Company. Accordingly, our Corporate Governance Principles specifically reserve for the Board the right to vest the responsibilities of Chair and Chief Executive Officer in the same individual. The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake.

Beginning in August 2004 the Board determined to separate the roles of Chair and Chief Executive Officer and appointed Pierre Lapalme, an Independent Director, as Chair. In January 2015, Mr. Lapalme notified the Company that he had elected to step down as Chair following the 2015 Annual Meeting. Following Mr. Lapalme’s decision, the Board conducted a careful review of its leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors, and elected to revise the organizational structure of the Board and the Company. To better align the operational leadership of the Company, the Board determined that recombining the Chair and Chief Executive Officer positions under the leadership of Jean-Jacques Bienaimé would be in the best interests of the Company and its stockholders. This determination was based on the Board’s strong belief that, as the individual with primary responsibility for managing the Company’s day-to-day operations and with extensive knowledge and understanding of the Company, combining the roles of Chair and Chief Executive Officer in Mr. Bienaimé creates a clear line of authority that promotes decisive and effective leadership, both within and outside the Company. In making this judgment, the Board took into account its evaluation of Mr. Bienaimé’s performance as Chief Executive Officer and as a current member of the Board, his positive relationship with the other directors, his vast expertise in the biopharmaceutical industry and proven track record of successful leadership, and the strategic perspective he would bring to the role of Chair. Mr. Bienaimé assumed the role of Chair effective on Mr. Lapalme stepping down as Chair after the 2015 Annual Meeting. The Chair is responsible for:

•	call meetings of the Independent Directors or meetings of the Board;
•	presiding at meetings of the Board;
•	approving Board meeting schedules and meeting agendas, in consultation with the Lead Independent Director;
•	approving Board meeting materials, in consultation with the Lead Independent Director; and
•	being available for consultation with major stockholders.

The Board recognizes the importance of having a Board structure that will continue to promote the appropriate exercise of independent judgment by the Board. In connection with the decision to recombine the roles of Chair and Chief Executive Officer under Mr. Bienaimé, the Board also created the position of Lead Independent Director to serve as a liaison between the Chief Executive Officer and the Independent Directors, and to facilitate discussions and deliberation among the Independent Directors in fulfilling their oversight responsibilities for the Company.

The Lead Independent Director coordinates the activities of the other independent Directors and performs such other duties and responsibilities as the Board may determine. The Lead Independent Director Charter can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. As outlined in the Lead Independent Director Charter, the Lead Independent Director is responsible for:

•	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the Independent Directors;
•	serving as the principal liaison between the Chair and the Independent Directors;
•	approving meeting agendas for the Board, in consultation with the Chair;
•	approving the frequency of Board meetings and meeting schedules in consultation with the Chair, assuring there is sufficient time for discussion of all agenda items;
•	working in collaboration with the CGN Committee and the Chair to recommend selection for the membership and chairman position for each Board committee;
•	interviewing, along with the chair of the CGN Committee, all director candidates and making recommendations to the CGN Committee;
•	being available, when appropriate, for consultation and direct communication with stockholders; and
•	on an annual basis, in consultation with the Independent Directors, reviewing the Lead Independent Director Charter and recommending to the Board for approval any modifications or changes.

The Lead Independent Director Charter also grants the Lead Independent Director the authority to:

•	call meetings of the Independent Directors or meetings of the Board;
•	retain outside advisors and consultants who report directly to the Board on Board-wide issues; and
•	select, retain and consult with outside counsel and other advisors as the Lead Independent Director deems appropriate, at the Company’s sole expense.

The Lead Independent Director is elected annually by a majority vote of the Independent Directors if the offices of Chair and Chief Executive Officer are held by the same person. The Independent Directors have determined that Richard A. Meier will continue to serve as the Lead Independent Director.

The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or such committee deems appropriate. In addition, all members of the Audit Committee, the CGN Committee and the Compensation Committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

Role of the Board in Risk Oversight

The Board is actively involved in the oversight of risks that could affect us. This oversight is conducted primarily through committees of the Board, particularly the Audit Committee and the CGN Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks.

Meetings of the Board of Directors

The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2015, the Board held 12 meetings and took action by unanimous written consent on two occasions. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees, on which he or she served, held during the period for which he or she was a director or committee member. Applicable NASDAQ listing standards require that the Independent Directors meet from time to time in executive session. In fiscal 2015, our Independent Directors met in regularly scheduled executive sessions at which only Independent Directors were present. It is our policy to request that all Board members attend the Annual Meeting of stockholders. However, we also recognize that personal attendance by all directors is not always possible. Nine of the ten directors serving at the time of the 2015 Annual Meeting of Stockholders attended such meeting.

Information Regarding Committees of the Board of Directors

The Board has a number of committees that perform certain functions for the Board. The current committees of the Board are the Audit Committee, the Compensation Committee, the CGN Committee and the Science and Technology Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ listing standards and relevant securities and other laws, rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to our Company.

Audit Committee

The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Exchange Act. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audit of our financial statements, including reviewing (i) financial information, (ii) our systems of internal accounting and financial controls, (iii) the annual independent audit of our financial statements and (iv) the qualifications, independence and performance of our independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review and attest services. Among other duties and responsibilities, the Audit Committee:

•

reviews and discusses with management and the independent auditors our annual and quarterly financial statements, and as appropriate, our disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports to be filed with the SEC, earnings press releases and the substance of the financial information and earnings guidance provided to analysts and ratings agencies;

•	determines whether to recommend to the Board inclusion of the audited financial statements in our Form 10-K filing;
•

at the completion of the annual audit, reviews with management and the independent auditors the independent auditors’ audit and its report on the financial statements, comments and recommendations of the independent auditors, any significant changes in the auditors’ initial audit plan, and other matters related to the audit;

•

reviews legal proceedings, litigation contingencies and other risks and exposures that could materially affect the financial statements and meets periodically with management to review the our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviews the independence of our auditors and appoints and, where appropriate, replaces, our independent auditors;
•

approves all arrangements and fees for work, including all audit, review and attest services and non-audit services, to be performed by the independent auditor’s firm prior to the commencement of the engagement;

•

reviews with the independent auditors and, if appropriate, management, any management or internal control letter issued or proposed to be issued by the independent auditors and management’s response to such letter;

•

reviews with management and any registered public accounting firm engaged to perform review or attest services, any material conflicts or disagreements between management and such accounting firm regarding financial reporting, accounting practices or policies or other matters;

•	review with the independent auditors that firm’s assessment of our financial staff (including internal audit) and the adequacy and effectiveness of the our financial and accounting internal controls
•

establishes and oversees procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

The Audit Committee is currently composed of four directors: Mr. Meier (Chair), Dr. Heron, Mr. Lapalme and Dr. Lawlis. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in NASDAQ Listing Rules 5605(c)(2)(A)(i) and (ii)). The Board has determined that Mr. Meier qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Meier’s level of knowledge and experience based on a number of factors, including his experience as the Chief Financial Officer of several public companies and his finance and investment banking experiences. In making that determination, the Board relied on the past business experience of Mr. Meier. Please see the description of the business experience for Mr. Meier under the heading “Nominees for Director”. In 2015, the Audit Committee met nine times.

The Audit Committee is governed by a written charter adopted by the Board, which was last amended in February 2016. The Audit Committee charter can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The charter of the Audit Committee grants the Audit Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the Audit Committee conducts a self-evaluation at least annually. The Audit Committee also periodically reviews and assesses the adequacy of its charter, including the Audit Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company. In addition, the Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG the independence of KPMG from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015.

Respectfully submitted on March 17, 2016 by the members of the Audit Committee of the Board of Directors:

Richard A. Meier, Chair

Elaine J. Heron, Ph.D.

Pierre Lapalme

V. Bryan Lawlis, Ph.D.

(1)

The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference into any filing of BioMarin under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is responsible for (i) reviewing and recommending to the Board changes to the compensation of our Chief Executive Officer and executives who report directly to the Chief Executive Officer, (ii) assisting the Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human resources function, (iii) overseeing our incentive compensation plans and equity-based plans, and (iv) preparing any report on executive compensation required by applicable rules and regulations. Among other duties and responsibilities, the Compensation Committee:

•

oversees the development and implementation of compensation programs (including salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, change of control related arrangements and other related benefits and benefit plans);

•

makes recommendations to the Board as to our general compensation philosophy, corporate performance goals and objectives relevant to the compensation of executives who report directly to the Chief Executive Officer and other senior management, and the type and amount of compensation (including any new compensation programs);

•

evaluates, at least annually, the performance of the Chief Executive Officer relative to Board-approved goals and objectives, and recommends to the Board the Chief Executive Officer’s compensation and other terms of his or her employment based on this evaluation;

•	taking into consideration the results of the most recent say-on-pay vote, reviews and makes recommendations to the Board with respect to our incentive compensation plans and equity-based plans;
•	oversees all incentive compensation plans and equity-based plans and discharges any responsibilities imposed on the Committee by these plans;

•

discusses with management periodically, as it deems appropriate, reports from management regarding the development, implementation and effectiveness of our policies and strategies relating to its human resources function and our regulatory compliance with respect to compensation matters;

•

reviews our incentive compensation arrangements to determine whether they encourage excessive risk-taking, and reviews and discusses at least annually the relationship between our risk management policies and practices and compensation;

•	reviews and recommends to the Board for approval the frequency with which we will conduct say-on-pay votes; and
•	produces and provides to the Board an annual report of the Committee on executive compensation for inclusion in our annual proxy statement in accordance with applicable rules and regulations.

The Compensation Committee is currently composed of three directors: Mr. Grey (Chair), Dr. Lewis and Mr. Pyott. The Board has determined that all members of our Compensation Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2)). During 2015, the Compensation Committee met seven times.

The Compensation Committee is governed by a written charter adopted by the Board, which was last amended in March 2014. The Compensation Committee charter can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Information regarding consultants engaged by the Compensation Committee is provided in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Under the Compensation Committee charter, the Compensation Committee may, in its discretion, delegate its duties to a subcommittee or to the Chair of the Compensation Committee.

As required by its charter, the Compensation Committee conducts a self-evaluation at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2015 and certain elements of compensation for 2015 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. The Compensation Committee charter requires that the Compensation Committee meet when deemed necessary or desirable by the Committee or its Chair, generally at least two times per year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer, the head of Human Resources, our General Counsel and the Compensation Committee’s independent advisor, Willis Towers Watson. The Compensation Committee meets regularly in executive session. However, Mr. Bienaimé, our Chief Executive Officer, Mr. Davis, our Executive Vice President, General Counsel and Secretary, and Mr. Richard Ranieri, our Executive Vice President, Human Resources and Corporate Affairs, in addition to Willis Towers Watson, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis and information to assist the Compensation Committee with its recommendations on various human resources and compensation matters. These officers generally do not participate in the executive sessions of the Compensation Committee.

Since February 2014 the Compensation Committee has engaged Towers Watson (now known as Willis Towers Watson following a merger on January 4, 2016) as an independent adviser to the Compensation Committee (the Compensation Consultant). The Compensation Consultant conducted analysis and provided advice on, among other things, the appropriate peer group, executive compensation for our Chief Executive Officer and other executive officers, equity compensation, and compensation trends in the biotechnology industry. The Compensation Consultant reports directly to the Compensation Committee, which retains sole authority to direct the work of and engage the Compensation Consultant. As part of its analysis, the Compensation Consultant collects and analyzes compensation information from a comparative group of biotechnology companies or “peer group” approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually, to ensure that it appropriately represents the companies competing with us to attract and retain talent. The Compensation Committee seeks input from management in addition to the Compensation Consultant to ensure the peer group is consistent with our current business model. The peer group used for 2015 is discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In January 2016, the Compensation Consultant affirmed to the Compensation Committee that it provided no other services to BioMarin during fiscal and calendar year 2015, that the total fees paid to it by BioMarin do not represent a significant concentration of its consolidated revenues for any of its most recent three fiscal years, that it had policies and procedures in place to prevent conflicts of interest from arising, that it was not aware of any business or personal relationships between the members of the regular members of the Compensation Consultant’s executive compensation team and any member of the Compensation Committee, that no regular members of the Compensation Consultant’s executive compensation team serving BioMarin owns any stock of BioMarin (other than perhaps investments in mutual funds or other funds that are managed without the member’s input ), and that it is not aware of any business or personal relationships between the Compensation Consultant or the regular members of the Compensation Consultant’s executive compensation team and any of the Company’s NEOs.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of us or any of our subsidiaries. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. During 2015, no members of our Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Compensation Committee Report (1)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into BioMarin’s Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted on April 11, 2016 by the members of the Compensation Committee of the Board of Directors:

Michael Grey, Chair

Alan J. Lewis, Ph.D.

David Pyott

(1)

The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference into any filing of BioMarin under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Corporate Governance and Nominating Committee

The CGN Committee is responsible for (i) overseeing the composition of the Board to ensure that qualified individuals meeting the criteria of applicable rules and regulations serve as members of the Board and its committees, (ii) overseeing the development and implementation of corporate governance principles, policies, codes of conduct and codes of ethics relating to the operation of the Board and its committees, (iii) making recommendations to the Board regarding such corporate governance issues and (iv) keeping informed on issues related to corporate responsibility. Among other duties and responsibilities, the CGN Committee:

•

identifies, reviews and evaluates individuals qualified to serve on the Board consistent with criteria approved by the Board as vacancies arise and seeks out nominees to enhance the diversity, expertise and independence of the Board;

•

considers and assesses the independence of directors, including whether a majority of the Board continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by the listing standards of NASDAQ;

•	recommends to the full Board for selection director nominees;
•	considers recommendations for Board nominees and proposals appropriately submitted by our stockholders;
•

develops and recommends to the full Board corporate governance policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board;

•	reviews related party transactions for potential conflicts of interest and recommends courses of action as necessary;
•	performs an annual evaluation of the Board, each committee of the Board and each member of the Board;
•

makes recommendations to the full Board concerning the appropriate size and needs of the Board, including regarding committees of the Board to be maintained or created and membership of the Board committees;

•	develops and recommends to the full Board a set of corporate governance principles applicable to the Board and the Company and propose from time to time any amendments to such principles;
•	propose for consideration by the full Board a code of business conduct and ethics and propose from time to time any amendments to such code;
•

oversees and evaluates compliance by the Board and our management with our corporate governance principles and ethics standards and code of conduct, including establishing a toll-free telephone number for employees to anonymously report complaints relating to financial fraud, environmental hazards, illegal or unfair employment practices, and unethical behavior;

•	implements, in conjunction with the Audit Committee, the independent audit function;
•	meets at least annually with management of the Company to discuss management compliance with our corporate governance principles;
•	reviews our risk management procedures for those areas deemed appropriate by the Committee; and
•	recommends guidelines to the Board for corporate succession planning as it relates to our Chief Executive Officer.

A detailed discussion of the CGN Committee’s procedures for recommending candidates for election as a director appears below under the caption Procedures of the Corporate Governance and Nominating Committee.

The CGN Committee is composed of four directors, each of whom is “independent” under the listing standards of NASDAQ. The members of the CGN Committee are Dr. Heron (Chair), Mr. Lapalme, Mr. Pyott and Dr. Slamon. The CGN Committee met four times during 2015.

The CGN Committee is governed by a written charter adopted by the Board, which was last amended in October 2014. The CGN Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. The CGN Committee charter complies with the guidelines established by NASDAQ. Our Corporate Governance Guidelines can also be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The charter of the CGN Committee grants the CGN Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the CGN Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the CGN Committee conducts a self-evaluation at least annually. The CGN Committee also periodically reviews and assesses the adequacy of its charter, including the CGN Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Procedures of the Corporate Governance and Nominating Committee

In connection with nominating directors for election at the Annual Meeting and periodically throughout the year, the CGN Committee considers the composition of the Board and each committee of the Board to evaluate its effectiveness and whether or not changes should be considered to either the Board or any of the committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of our Company. The Board believes that it should be composed of persons with skills in areas such as:

•	leadership of large complex organizations, particularly in related industries;
•	sales and marketing of biotechnology and pharmaceutical products;
•	manufacturing of biotech and small molecule drug products;
•	research and development of drug products, including managing and conducting clinical trials and drug regulatory process;
•	medicine;
•	finance and accounting;
•	capital markets;
•	business development;
•	legal and intellectual property; and
•	information technology.

As part of our Board’s periodic self-assessment process, the CGN Committee implemented a process that requires the full Board to annually determine the diversity of specific skills and characteristics necessary for the optimal functioning of the Board over both the short and long term. Although our Board does not have a formal diversity policy, when evaluating director nominees or the possible addition of new directors, the CGN Committee considers the skill areas currently represented on the Board, as well as recommendations regarding skills that could improve the overall quality and ability of the Board to carry out its oversight of the Company and other functions.

Once the CGN Committee and the Board determine that it is appropriate to nominate a new director, either as a replacement or as a new director, the CGN Committee uses a flexible set of procedures in selecting individual director candidates. The CGN Committee utilizes general guidelines that allow it to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the CGN Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of the director search. Once the target characteristics are identified, the CGN Committee determines the best method for finding a candidate who satisfies the specified criteria. The CGN Committee may consider candidates recommended by management, by the members of the CGN Committee, the Board, and stockholders, or the CGN Committee may engage a third party to conduct a search for possible candidates. In considering candidates submitted by stockholders, the CGN Committee will take into consideration the needs of the Board and the qualifications of the candidate.

In order for a stockholder to have a candidate considered by the CGN Committee, a stockholder should submit a written recommendation that includes: (i) the name and record address of the stockholder (and beneficial owner, if any, on whose behalf the nomination is made) and evidence of the stockholder’s and beneficial owner’s ownership of our stock, including the number of shares owned and the length of time of ownership; (ii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or such beneficial owner and affiliates or others acting together; (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and/or such beneficial owners; (iv) a representation that the stockholder and/or any beneficial owner intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v) whether the stockholder or any beneficial owner intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. With respect to each person whom the stockholder proposes to nominate for election as a director, the stockholder must include (1) the name, age, business address and residence address of the director candidate, (2) the candidate’s resume or a listing of his or her qualifications to be a director (including principal occupation or employment), (3) the class or series and number of shares of stock which are owned beneficially or of record by the candidate, and (4) any other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee if selected by the CGN Committee and nominated by the Board. Stockholder recommendations should be addressed to the CGN Committee in care of our Secretary at the address set forth under the “Stockholder Communications with the Board of Directors” section of this Proxy Statement.

Once candidates are identified, the CGN Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the CGN Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business understanding, experience with the pharmaceutical and/or biotechnology industries, availability and level of interest, capacity to devote time to Board activities, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

If the CGN Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an Annual Meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current directors, except Mr. Lapalme, who is not seeking re-election to the Board, have been recommended by the CGN Committee to the Board for re-election as our directors at the Annual Meeting, and the Board has approved such recommendations.

Science and Technology Committee

The Science and Technology Committee is responsible for assisting the Board in overseeing our operations. Among other duties and responsibilities, the Science and Technology Committee:

•

reviews matters relating to scientific capabilities and programs and reports to the Board regarding such review in order to help facilitate the Board’s oversight of our scientific technology, intellectual property portfolio and strategy and help promote our effective decision-making on science

•	reviews and considers management’s decisions regarding the allocation, deployment, utilization of, and investment in our scientific assets; and
•	reviews and considers management’s decisions regarding acquiring or divesting scientific technology or otherwise investing in research or development programs.

The Science and Technology Committee is currently composed of five directors: Dr. Lewis (Chair), Mr. Grey, Dr. Heron, Dr. Lawlis and Dr. Slamon. In 2015, the Science and Technology Committee met five times.

The Science and Technology Committee is governed by a written charter, which was adopted by the Board in December 2012. The Science and Technology Committee charter can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The charter of the Science and Technology Committee grants it the resources and authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate in the performance of its duties and responsibilities.

As required by its charter, the Science and Technology Committee conducts a self-evaluation at least annually. The Science and Technology Committee also periodically reviews and assesses the adequacy of its charter, including the Science and Technology Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Stockholder Communications with the Board of Directors

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. Last year we hosted an investor day which stockholders were able to listen to via our website. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time. We also seek stockholder views on governance and other matters throughout the year, concentrating our efforts on our largest stockholders.

In 2015, we continued our concerted effort to engage constructively with stockholders. Management reached out to all of our top thirty non-affiliated stockholders at least twice during 2015 and had discussions with the majority of our top 20 stockholders at least once per quarter. We found our outreach to be enlightening and extremely informative.

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director at 105 Digital Drive, Novato, CA 94949, c/o G. Eric Davis, Executive Vice President, General Counsel and Secretary. All communications received by Mr. Davis will be sent directly to the Board or any particular director.

Global Code of Conduct and Business Ethics

The Board has adopted our Global Code of Conduct and Business Ethics which is applicable to all employees and directors, including our Chief Executive Officer, Chief Financial Officer, other executive officers and senior financial personnel. A copy of our Global Code of Conduct and Business Ethics is available in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. If we make any substantive amendments to our Global Code of Conduct and Business Ethics or grant any waiver from a provision of our Global Code of Conduct and Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website in accordance with the requirements of Item 5.05 of Form 8-K.

Director and Officer Stock Ownership Guidelines

The Compensation Committee has approved stock ownership guidelines for our directors, Chief Executive Officer and Executive or Senior Vice Presidents, who have been approved by the Board. Under these guidelines, executives are expected to use the shares of common stock obtained on the exercise of stock options or vesting of restricted stock units (RSUs) received to establish significant level of direct ownership in BioMarin. Newly elected directors and newly appointed or hired officers have three years to comply with their specific stock ownership guidelines.

The following table summarizes the guidelines for our directors and NEOs as of December 31, 2015:

Name	Stock Ownership Guidelines
Non-Executive Directors(1)	Lesser of 10,000 shares and unvested RSUs or value of shares and unvested RSUs equal to 3 times cash retainer amount (“3x”)
Michael Grey
Elaine J. Heron, Ph.D.
Pierre Lapalme
V. Bryan Lawlis, Ph.D.
Alan J. Lewis, Ph.D.
Richard A. Meier
Dennis J. Slamon, M.D., Ph.D.

Chief Executive Officer	Value of shares and unvested RSUs equal to 3 times base salary (“3x”)
Jean-Jacques Bienaimé

NEOs (all are Executive Vice Presidents)	Value of shares and unvested RSUs equal to 2 times base salary (“2x”)
Jeff Ajer
Robert A. Baffi, Ph.D.
Henry J. Fuchs, M.D.
Daniel Spiegelman

(1)

David Pyott was elected to the Board in January 2016. Accordingly, Mr. Pyott is not included in this table or the chart below that include information as of December 31, 2015. Mr. Pyott is subject to the guidelines for our non-executive directors.

The following charts summarize our directors’ and NEOs’ compliance with the guidelines as of December 31, 2015:

Compliance with our stock ownership guidelines is based on shares (including shares held in trusts for which the individual is the trustee and in a deferral account and issuable to such individual pursuant to our Nonqualified Deferred Compensation Plan) and unvested service-based RSUs and unvested earned performance-based RSUs held by a director or officer as of December 31, 2015, but it does not include unvested, unearned performance-based RSUs or vested or unvested options. The value of stock owned is calculated using the closing price of our common stock on December 31, 2015 ($104.76). All of our directors and NEOs were in compliance with our stock ownership guidelines as of December 31, 2015.

The Compensation Committee believes these stock ownership guidelines are an important tool in aligning the interests of our executives with the long-term interests of our stockholders. Although the guidelines are not mandatory, the Compensation Committee will consider compliance with the guidelines in setting an officer’s compensation and the CGN Committee will consider compliance with the guidelines when making decisions on nominating directors for re-election. See the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding these guidelines.

Anti-Hedging and Anti-Pledging Policy

The Board has approved an anti-hedging and anti-pledging policy for our directors and executive officers. Under this policy, all of our executive officers and directors are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in BioMarin stock or engaging in excessive margin and other pledging activities.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of BioMarin. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Independent Directors receive a combination of annual cash retainers, restricted stock grants and stock option grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. Our only employee director, Mr. Bienaimé, receives no separate compensation for his service as a director or Chair.

The following table is a summary of the annual cash compensation payable to the Independent Directors in 2015. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation (1)
All Independent Directors	$55,000
Independent Chair of the Board	$65,000
Lead Independent Director	$65,000
Audit Committee Chair	$25,000
Audit Committee (Non-Chair)	$12,000
Compensation Committee Chair	$20,000
Compensation Committee (Non-Chair)	$10,000
Corporate Governance and Nominating Committee Chair	$15,000
Corporate Governance and Nominating Committee (Non-Chair)	$7,500
Science and Technology Committee Chair	$15,000
Science and Technology Committee (Non-Chair)	$7,500
Liaison to Scientific Advisory Board	$8,000

(1)

The annual cash compensation that the Company pays to its Board members, other than Mr. Bienaimé, is based on their positions on the Board or the committees of the Board, and the Company does not compensate the Board members on a per meeting basis. Except for the additional retainer for the Lead Independent Director, which was approved by the Board in June 2015, the amounts reflected in the table above were approved by the Board in June 2014 and are unchanged from the amounts reported in the Company’s Proxy Statement for the 2015 Annual Meeting.

The Board reviewed the director compensation program in 2015 and determined to transition from a “fixed share” equity grant approach to a “fixed value” equity grant approach to better manage the Board’s equity competitiveness. Under this new approach, each Independent Director is automatically granted an initial equity grant valued at $550,000, based on the Black-Scholes model valuation using a three-month trailing average closing price of our common stock, with such valuation allocated forty percent (40%) to RSUs and sixty percent (60%) to options to purchase shares of our common stock on the date that such person first becomes an Independent Director. The shares of common stock subject to the initial option grant and the initial RSU grant vest annually over three years. On the date of our Annual Meeting of stockholders, each re-elected director is granted an additional equity grant valued at $325,000, based on the Black-Scholes model valuation using a three-month trailing average closing price of our common stock, with such valuation allocated forty percent (40%) to RSUs and sixty percent (60%) to options. The shares of common stock subject to the additional annual option grant and the additional annual RSUs vest in full on the one-year anniversary of the grant date. These amounts and vesting schedules were approved by the Board in June 2015 and include the following changes from 2014: (i) the initial equity grant of 4,000 RSUs and 10,000 options has been replaced by an equity grant with a fixed valuation and formulaic allocation between RSUs and options; (ii) the additional equity grant of 2,100 RSUs and 6,600 options has been replaced by an equity grant with a fixed valuation and formulaic allocation between RSUs and options; and (iii) the shares of common stock subject to the option grants vest annually over three years instead of quarterly over three years. The additional option grant or RSU grant for a director who has served for less than a year is prorated to the nearest quarter. These options and RSUs continue to vest only while the director serves on the Board. The exercise price per share of each of these options is 100% of the fair market value of a share of our common stock on the date of the grant of the option. These options have a term of 10 years.

In fiscal year 2015, 8,800 RSUs and options to purchase, in the aggregate, 29,700 shares of common stock were awarded to the Independent Directors under our Amended and Restated 2006 Share Incentive Plan (the 2006 Share Incentive Plan). Our Board members are eligible to enroll in our Nonqualified Deferred Compensation Plan under which participants may elect to defer all or a portion of their fees and RSU awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. The following table lists actual compensation paid to each of the directors during 2015 other than Mr. Bienaimé, who is also an NEO.  Mr. Bienaimé’s compensation is described under the Executive Compensation section of this Proxy Statement. Mr. Bienaimé received no additional compensation for serving on our Board in 2015.

Director Compensation in 2015

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)	Total ($)
Kenneth M. Bate	88,500		134,497		206,448	429,445
Michael Grey	78,500	(4)	134,497	(4)	206,448	419,445
Elaine J. Heron, Ph.D.	79,750		134,497		206,448	420,695
Pierre Lapalme	97,250		134,497		206,448	438,195
V. Bryan Lawlis, Ph.D.	74,500		134,497		206,448	415,445
Alan J. Lewis, Ph.D.	80,000		134,497	(4)	206,448	420,945
Richard A. Meier	103,750		134,497	(4)	206,448	444,695
Dennis J. Slamon, M.D., Ph.D.	71,875		134,497		206,448	412,820
William D. Young	80,000		134,497		206,448	420,945

(1)	Director fees are generally paid quarterly in arrears within four weeks after the close of a quarter. Accordingly, Director fees earned in the fourth quarter of 2015 were paid in early 2016.
(2)

The amounts in this column reflect the aggregate grant date fair market value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718. The grant date fair market value of the annual RSU grant was $122.27 per share. For assumptions used in determining the grant date fair market value, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016. As shown in the table below, the RSUs granted to Mr. Bate and Mr. Young during 2015 were not outstanding as of December 31, 2015 because such RSUs were forfeited upon their resignations from the Board in December 2015 and November 2015, respectively. The aggregate number of shares subject to RSU awards held by the Independent Directors listed in the table above as of December 31, 2015 was as follows:

Name	RSU Awards
Kenneth M. Bate	—
Michael Grey	1,100
Elaine J. Heron, Ph.D.	1,100
Pierre Lapalme	1,100
V. Bryan Lawlis, Ph.D.	1,100
Alan J. Lewis, Ph.D.	1,100
Richard A. Meier	1,100
Dennis J. Slamon, M.D., Ph.D.	3,766
William D. Young	—

(3)

The amounts in this column reflect the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. The grant date fair market value of the annual option grant was $62.56 per share. For assumptions used in determining the grant date fair market value, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on February 29, 2016. The aggregate number of shares subject to option awards held by the Independent Directors listed in the table above as of December 31, 2015 was as follows:

Name	Option Awards
Kenneth M. Bate	64,850
Michael Grey	41,900
Elaine J. Heron, Ph.D.	41,900
Pierre Lapalme	99,400
V. Bryan Lawlis, Ph.D.	103,000
Alan J. Lewis, Ph.D.	34,400
Richard A. Meier	94,400
Dennis J. Slamon, M.D., Ph.D.	14,950
William D. Young	64,850

(4)

Amount or award, as applicable, deferred pursuant to our Nonqualified Deferred Compensation Plan. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation Plan” below.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of BioMarin’s equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights(1) ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	12,817,225	(2)	44.09	13,543,293	(4)
Equity compensation plans not approved by stockholders	517,400	(3)	60.53	—
Total	13,334,625		44.50	13,543,293

(1)	The weighted average exercise price excludes RSU awards, which have no exercise price.
(2)

Amount includes options to purchase shares, service-based RSUs and performance- and market-based RSUs issued under the 2006 Share Incentive Plan and 1997 Stock Plan, outstanding as of December 31, 2015. Amount does not include any shares of common stock issuable under our 2006 Employee Stock Purchase Plan (the ESPP). For descriptions of the 2006 Share Incentive Plan, 1997 Stock Plan and the ESPP, see Note 17 to our financial statements for the year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016.

(3)

Amount includes options to purchase shares, service-based RSUs and performance- and market-based RSUs issued under the BioMarin Pharmaceutical Inc. 2012 Inducement Plan (the 2012 Inducement Plan) and the 2014 Inducement Plan, which were not approved by the Company’s stockholders in reliance on Nasdaq Marketplace Rule 5635(c)(4), outstanding as of December 31, 2015. The 2012 Inducement Plan expired on May 31, 2013 and the 2014 Inducement Plan expired on June 9, 2015. For descriptions of the 2012 Inducement Plan and the 2014 Inducement Plan, see Note 17 to our financial statements for the year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016.

(4)

Amount reflects reduction of securities available for issuance pursuant to the 2006 Share Incentive Plan, such that each service-based RSU and performance- and market-based RSU granted on or after May 12, 2010 but prior to May 15, 2013 reduces the shares available for issuance under the 2006 Share Incentive Plan by 1.62 shares, and each service-based RSU and performance- and market-based RSU granted on or after May 15, 2013 reduces the shares available for issuance under the 2006 Share Incentive Plan by 1.92 shares. Furthermore, amount includes 951,282 shares available for future issuance under the ESPP, including an estimated 316,000 shares subject to purchase during the current ESPP offering period that commenced November 1, 2015 and ends April 30, 2016. The Company issues shares under the ESPP once every six months based on employee elections in the preceding six months. Pursuant to the terms of the ESPP, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.

PROPOSAL NO. TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis (non-binding), the compensation of the Company’s NEOs as disclosed in this Proxy Statement in accordance with the SEC rules (commonly known as the “say-on-pay” vote). This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this Proxy Statement. At the May 2011 Annual Meeting, consistent with the Company’s recommendation, a majority of the shares voted to recommend that the Company hold an annual advisory vote on the compensation of the NEOs. The Company has acted, and intends to continue to act, in accordance with the 2011 vote.

The compensation of the Company’s NEOs subject to the vote is disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in these disclosures, the Company believes that its compensation philosophy is to provide competitive overall compensation that attracts and retains top performers. To achieve these goals, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;
•

provide a mix of compensation that offers (i) a market competitive base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally targeted to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	reward exceptional performance by individual employees.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s NEOs as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and any related material.”

The “Compensation Discussion and Analysis” section of this Proxy Statement contains more details on the Company’s executive compensation and we urge you to read it carefully before casting your vote on this proposal. Because the vote is advisory, it is not binding on the Company, the Board or the Compensation Committee of the Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to our management, the Board and the Compensation Committee and our management, the Board and Compensation Committee all intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements and the Company’s executive compensation principles, policies and procedures.

Advisory approval of this proposal requires the vote of a majority of shares cast by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. THREE: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR BIOMARIN

The Audit Committee has selected KPMG LLP (KPMG) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has served as our independent registered public accounting firm since June 11, 2002. Representatives of KPMG plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Independent Registered Public Accounting Firm

The following is a summary of the fees and services provided by KPMG to the Company for fiscal years 2015 and 2014.

Description of Services Provided by KPMG LLP	Year Ended December 31, 2015		Year Ended December 31, 2014
Audit Fees:	$1,643,757	(1)	$1,437,286	(1)
Audit Related Fees : These services relate to assurance and related services reasonably related to the performance of the audit or review of financial statements not included in Audit Fees above.	$214,000	(2)	$136,774	(3)
Tax Fees : These services relate to the preparation of federal, state and foreign tax returns and other filings, as well as to the area of tax strategy and minimizing Federal, state, local and foreign taxes.	$—		$52,155	(4)
All Other Fees :	$1,587	(5)	$1,722	(5)

(1)	Includes fees for non-routine transactions and comfort letters.
(2)	Reflects fees for a process review project and a carve-out audit to support the Company’s non-routine transactions.
(3)	Reflects fees for compliance audits of contractual arrangements with third-parties.
(4)	Reflects fees for tax consulting and development of meals & entertainment tax deduction methodologies.
(5)

Reflects fees for non-audit services provided in relation to the conversion of our United Kingdom statutory filings to extensible Business Reporting Language or xbrl as required by HM Revenue and Customs performed in 2014 and 2015.

The Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. The Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws, NASDAQ requirements or Public Company Accounting Oversight Board rules. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, the Audit Committee strives to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. The Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than by another firm.

The Audit Committee annually reviews and pre-approves the statutory audit fees that can be provided by the independent registered public accounting firm. Any proposed services exceeding pre-set levels or amounts will require separate pre-approval by the Audit Committee, although our Chief Financial Officer and Chief Accounting Officer can approve up to an additional $100,000 in the aggregate per calendar year for categories of services that the Audit Committee has pre-approved. In addition, any pre-approved services for which no pre-approved cost level has been set or which would exceed the pre-approved cost by an amount that would cause the aggregate $100,000 amount to be exceeded must be separately pre-approved by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee within the guidelines discussed above. The Chair of the Audit Committee is required to inform the Audit Committee of each pre-approval decision at the next regularly scheduled Audit Committee meeting.

All the services provided by KMPG during 2015 were pre-approved in accordance with this policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

PROPOSAL NO. 4: A STOCKHOLDER PROPOSAL REQUESTING THAT BIOMARIN ISSUE A SUSTAINABILITY REPORT DESCRIBING BIOMARIN’S ENVIRONMENTAL, SOCIAL AND GOVERNANCE PERFORMANCE

A shareholder has informed the Company that he intends to present the non-binding proposal set forth below at the Annual Meeting. If the shareholder (or the shareholder’s qualified representative) is present at the Annual Meeting and properly submits the proposal for a vote, then the shareholder proposal will be voted upon at the Annual Meeting.

The Board has concluded that it cannot support this proposal for the reasons stated in the Board’s statement in opposition of the proposal, which is presented immediately following the proposal and supporting statement.

The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held by the person submitting this proposal upon receiving an oral or written request to Investor Relations by telephone at (415) 455-7558, by email at IR@bmrn or by writing to Investor Relations, BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949.

In accordance with federal securities laws, the shareholder proposal and supporting statement are presented below as submitted by the shareholder and are quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT

Shareholder Proposal

We believe tracking and reporting on environmental, social and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

Today, companies like Bloomberg provide information on ESG performance that investors utilize in investment decisions. Carbon Disclosure Project (CDP), representing 551 institutional investors globally with $71 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs. In contrast our company, BioMarin Pharmaceuticals does not have a sustainability report.

In a recent report issued by the G&A Institute (Governance & Accountability Institute) 53% of the S&P 500 and 57% of the Fortune 500 companies are reporting on their environmental, social and governance (ESG) impact. The G&A Institute is the US data partner for Global Reporting Initiative (GRI), a non-profit organization that works towards a sustainable global economy by providing sustainability reporting guidance.

Within the pharmaceutical sector, many peers have taken initiative and reported on sustainability metrics. Johnson and Johnson has a citizenship and responsibility report. Pfizer has a corporate responsibility report. Abbott Laboratories has a Global Citizenship report. These reports are publicly displayed in their own website. In contrast, our company, BioMarin, does not report on its sustainability efforts nor does it publish a sustainability report. Companies that report on their sustainability strategies, initiatives, programs and ESG performance appear to be more likely to be selected for key sustainability reputational lists, ranked higher by sustainability reputation raters and rankers, and selected for inclusion on leading sustainability investment indexes. Occupational safety and health, waste and water reduction targets and product related environmental impacts all have the potential to pose significant regulatory and legal risks.

Resolved, the shareholders request that our company issue a sustainability report describing the company’s ESG performance including GHG reduction targets and goals. The report should be available by December 2016, prepared at reasonable cost, omitting proprietary information.

Supporting Statement

We recommend the report include a company-wide review of policies, practices and metrics related to ESG performance and that BioMarin Pharmaceutical commit to continuous improvement in reporting. We encourage BioMarin to consider the use of the GRI Guidelines (G3). The GRI is a globally accepted reporting framework.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:

We recognize the importance of environmental, social and governance (ESG) considerations and devote significant resources to environmental sustainability, focusing our efforts where they will have the greatest impact. We conduct our business in a socially responsible manner and in accordance with applicable ESG guidelines and we constantly review our operations to improve efficiency and reduce our environmental impact where appropriate. However, we believe that conducting a special review of ESG practices as requested by this proposal would be an inefficient use of our corporate resources. Further, we do not believe that separate reporting on these issues would provide meaningful benefits to our management or would provide sufficiently useful information to shareholders to justify its cost.

The proposal does not convey the burden on human resources or the considerable expense involved in preparing the report. We believe that to prepare and issue a formal report of the type sought by the proponent, who recommends it be prepared with reference to the Global Reporting Initiative G3 Sustainability Reporting Guidelines (the G3 Guidelines), would require significant time and expense (including the engagement of consultants with specialized expertise) and produce little added benefit to our shareholders. We believe that the G3 Guidelines are a voluminous, complex and vague reporting framework that would require a substantial investment of time and funds to evaluate and apply.

The proposed report would require BioMarin to greatly expand the variety of information we currently gather, analyze and disclose, significantly exceeding any requirements of the Securities and Exchange Commission, as well as additional disclosure requirements that have been or are expected to be enacted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Company prefers, in the exercise of our business judgment, to prudently allocate our resources and assets to the continued development of biopharmaceutical products for the benefit of our patients, to the enhancement of our business operations and to continue to support ESG initiatives that we believe will have the greatest impact, including those described below.

Additionally, we believe that the proponent’s claims that certain named competitors of the Company report on ESG matters is an incomplete and unfair comparison. All of the companies the proponent cites in the proposal as providing sustainability reports—Johnson and Johnson, Pfizer, Abbott Laboratories—are many times larger than the Company. While certain of our largest competitors do report on their ESG related performance, the majority of our competitors do not. We compete against a multitude of publicly and privately held large and small companies around the world who do not report on ESG. Of the 13 companies included in our peer group for executive compensation purposes as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement, we are only aware of one company that publishes a standalone ESG report, and the company is a significantly larger company than we are (measured by metrics such as revenue), and has significantly greater internal resources.

Although we do not believe that the reporting being suggested in this proposal would provide sufficient benefits to the Company or its stockholders to justify the costs, that should not be misunderstood as an indication that the Board or the Company are not focused on ESG issues. We agree that ESG-related matters are an important and worthwhile area of focus for the Company. We also believe in reporting our progress relating to our ESG initiatives on our Corporate and Social Responsibility section of the About Us section of our website at www.bmrn.com.  In determining not to support the proposal, we are merely disagreeing with the requirement to undertake the costly and disruptive study proposed by the proponent and publish an ESG report that we do not believe offers meaningful benefits. This should not be interpreted as a lack of concern by the Board or the Company about ESG topics or implementing ESG-related practices, procedures or policies. In fact, we believe that our resources will be better devoted to continuing our commitment to ESG-related issues through continuation and expansion of the activities described below.

As described in the Corporate and Social Responsibility section of our website at www.bmrn.com, at BioMarin we demonstrate responsibility through the decisions we make every day as we perform our job duties. Our patients, customers, shareholders, and fellow employees depend on us to adhere to the highest standards of business ethics. Our personal and professional integrity contributes to fostering an ethical culture and ultimately, to our performance. We have a long history of dedication to responsible corporate citizenship, social responsibility and good governance practices and have devoted substantial resources to ESG initiatives, including in our facilities, as further highlighted below.

Environmental Responsibility

BioMarin is committed to conducting its operations and managing its products in a manner protective of the environment. In the course of BioMarin’s operations, chemical substances that are handled and used are regulated at the national, state, and local levels as hazardous substances or hazardous wastes. As such, BioMarin is required to comply with a wide range of requirements and is responsible for the proper handling and disposal of materials. BioMarin provides training and information pertaining to chemical substances, hazardous substances, and hazardous waste to facilitate a safe and healthy work environment and minimize any risks to Company operations. BioMarin is also engaged in a number of environmental initiatives at its corporate headquarters in San Rafael, California, its offices and manufacturing facilities. As just a few examples of our accomplishments that we believe have positively impacted the environmental footprint and overall sustainability of our business:

•	Green Buildings. We seek to employ green technology in the construction and renovation of our global facilities.
•

San Rafael Corporate Center, San Rafael, California: Currently, the five buildings at the San Rafael Corporate Center in San Rafael, California, where our corporate headquarters are located, have been awarded a mixture of LEED Gold certification by the U.S. Green Building Council and buildings that meet the more stringent CAL green building code requirements. LEED Gold certification and CAL Green buildings underline a commitment to the environment, energy efficiency and safety. We have also engaged The Pacific Gas & Electric Company (PG&E) to take advantage of their Savings By Design program, which encourages high-performance, non-residential building design and construction (exceeding the State of California’s Energy Efficiency Standards for Nonresidential Buildings).

•

Galli Drive Manufacturing Facility, Novato, California: We have undergone a number of improvement projects at our Galli Drive manufacturing facility to reduce water and energy consumption. These include replacement of various inefficient pump motors, installation of new high-efficiency cooling towers, and water for injection (WFI) production efficiency improvement projects.

•

Shanbally Manufacturing Facility, Shanbally, Cork, Ireland: Our Shanbally manufacturing facility is built to industry best practices for sustainability, including (i) the use of an eco-seal, grey, insulated roof membrane to reduce the heat island effect, with high insulation levels for heat loss and site orientation to optimize solar gain; (ii) the inclusion of energy-efficient fixtures and equipment; (iii) automated lighting controls; and (iv) minimized air change rates. All new capital projects planned for 2016 will incorporate energy monitoring and energy efficient fixtures throughout.

•

Other existing facilities: We have installed energy efficient lighting and lighting controls at our existing manufacturing and office facilities in Novato, California. We have also undergone studies with PG&E to identify further energy efficiency measures at our existing buildings.

•

Sustainable Energy. In addition to the green building initiatives described above, we have a number of initiatives focused on reducing our greenhouse gas emissions through sustainable energy projects at our global facilities.

•

San Rafael Corporate Center: In January 2016, we completed construction of a new Lincoln Parking Garage at the San Rafael Corporate Center which included the installation of a photovoltaic system (160,000 kWh/year generation), which we anticipate will provide sufficient energy to offset 78% of the expected electrical usage for the Lincoln Parking Garage. We plan to track performance and investigate optimization initiatives to the system in 2016. To encourage the use of alternate fuel vehicles by our employees, we installed an additional ten electric vehicle car charging stations at the San Rafael Corporate Center bringing the total number of charging stations to 18 and have plans to install ten more charging stations in 2016, four at SRCC and six in our Novato, California facilities.

•

Galli Drive Manufacturing Facility: In 2014 we completed construction of a cogeneration power system at our Galli Drive facility. The cogeneration system is the primary source of power for our Galli Drive facility and is designed to utilize sixty-five percent (65%) of the energy from the natural gas fuel source, compared to less than thirty-five percent (35%) for a typical electrical generator. This is achieved in part by capturing the heat generated by the generators for use in producing the steam we use in our production processes. Our cogeneration system produced the majority of the electrical requirements at our Galli Drive facility for 2015, with the added benefit of improved power quality and plant steam production. We plan to continue to refine the system to increase system optimization and further reduce the facility’s carbon footprint in 2016.

•

Shanbally Manufacturing Facility: We encourage alternative forms of transit (including cycling and carpooling) at our Shanbally manufacturing facility and have a site mobility plan in place to minimize our carbon footprint at the facility. During 2015 we organized a site cycling group to promote sustainable travel; aspects of this included an incentivized scheme for staff to purchase bicycles for travel to work, free courses were provided for staff on cycling safely and bicycle maintenance, new electronic secure cycling shelters were installed, and improved welfare facilities were installed to encourage staff to cycle to work. In early 2016, we introduced incentivized carpooling program managed by us to coordinate carpools. Due to the success of this program the number of carpooling parking spaces has been doubled at our Shanbally facility. Also in 2015, we launched incentivized bus-to-work programs at both our Dublin and Shanbally sites. We have plans to install an electric car charging point at our Shanbally manufacturing facility in 2016.

•	Sustainability in Manufacturing. We strive to reduce the environmental impacts of our manufacturing processes at our Galli Drive and Shanbally facilities.
•

Galli Drive Manufacturing Facility: As discussed above, we have employed a cogeneration power system at our Galli Drive facility, which reduces the greenhouse gas emissions as compared to a typical electrical generator. We also employ a single-use manufacturing platform at our Galli Drive facility, which consumes less water and energy than the more traditional hard-piped, fixed tank manufacturing processes. The estimate for water savings at our Galli Drive facility is 4.9 million liters, or 21.2% of the WFI used, annually, and this reduces the feed in and treatment costs by 24,000 liters per day and energy usage by 2,500 kWh per day.

•

Shanbally Manufacturing Facility: We implemented a number of design features in the WFI, HVAC and control systems to reduce energy and water usage at our Shanbally manufacturing facility. Through these design features we have reduced feed in and treatment costs by 10,000 liters per day and have also reduced WFI usage by approximately 17.3%. We are also implementing ISO 50001 energy management standards into our Shanbally facility in 2016. ISO 50001 provides a framework for us to develop a policy for more efficient use of energy at our Shanbally facility, fix targets and objectives to meet the policy, use data to better understand and make decisions about energy use at our Shanbally facility, measure the results, review how well the policy works, and continually improve energy management at our Shanbally facility. During 2016, we plan to gain accreditation to ISO14001 the international standard of excellence in environmental management. Also, in 2015 we installed electronic smart notice boards throughout the Shanbally facility to reduce color printing and to save paper and reduce the facility’s carbon footprint.

•

Waste Reduction and Recycling. We strive for ways to reduce our waste stream. We have initiated the use of reusable containers with several vendors for bioprocessing materials such as filter assemblies and bioprocessing bags. Reusable containers are employed for bulk cleaning solutions used for clean in place and neutralization activities, and all process gases are delivered in refillable tanks. We also use reusable containers for transport of production chemicals and manufacturing items between warehouses and our production facility. We are currently in the design phase of a number of initiatives that we anticipate implementing over the new couple of years including analyzing options for expanding disposable plastics recycling, studying improvements in employee commute/transportation options and designing improvements for water reuse in our facility operations.

•

Recycling is currently done on cardboard collected across our Novato campus, resulting in several bales per week that are picked up for recovery. Wooden pallets are collected across the campus and picked up by a third party for future use and/or recycling. Large volume plastic containers used for transport of chemicals are recycled by a firm specializing in such efforts.

•

At our Shanbally manufacturing facility we have implemented printer paper saving technologies, use a combination of non-disposable and compostable coffee mugs and have introduced site-wide recycling centers in an effort to reduce waste. During 2015, we process mapped all wastes at the Shanbally manufacturing facility with delta stream waste reduction posters with a view to eliminating any incorrect segregation of wastes. This innovative program was shortlisted for the finals of the national Green Awards in the category of “excellence in waste management”.

•

Also in 2015, Shanbally was the overall winner in the IBEC national environmental awards for organizing a local wide clean up in conjunction with other industries in the area. The event later represented Irish industry at the EU chemical industry CEFIC awards as an example of best in class co –operation between industry and residents and the event further enhanced good relations in the area.

Our Board is responsible to the shareholders of the Company as a whole. In keeping with this mandate and for the reasons set forth above, we believe that preparing a sustainability report as requested by the proposal would not provide useful information to our shareholders and would not be an efficient use of our financial and human resources as the time and expense that would be incurred would divert personnel and resources from the Company’s business and operations, including the sustainability activities that such a report would be expected to highlight, and would not be in the best interests of the Company’s shareholders. As such, we urge our shareholders to vote against it.

Therefore, the Board believes that implementation of the proposal is unnecessary and not in the best interests of our Company and shareholders and recommends that the shareholders vote AGAINST it.

OTHER INFORMATION RELATED TO BIOMARIN, THE DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information regarding the ownership of shares of our common stock as of March 18, 2016 (except as otherwise noted) by: (i) each current director and each nominee for director; (ii) each of the NEOs; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted, the entities and individuals in this table have sole dispositive and voting power with respect to all the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information with respect to each entity and individual specified was supplied or confirmed by such entity or individual or based upon statements filed with the SEC. Except as otherwise indicated, the mailing address for each stockholder in the table below is c/o BioMarin Pharmaceutical Inc., 770 Lindaro St., San Rafael, CA 94901.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Number of Shares Subject To Options and Restricted Stock Units (2)		Total Number of Shares Beneficially Owned (3)	Percentage of Total Shares Outstanding (4)
Capital Research Global Investors (5)	17,988,101		—		17,988,101	11.09%
FMR LLC. (6)	14,713,627		—		14,713,627	9.07%
Sands Capital Management, LLC (7)	11,637,466		—		11,637,466	7.17%
The Vanguard Group (8)	11,195,877		—		11,195,877	6.90%
BlackRock, Inc. (9)	9,333,617		—		9,333,617	5.75%
Jean-Jacques Bienaimé	247,231	(10)	2,200,241	(11)	2,447,472	1.49%
Daniel Spiegelman	44,374		75,610		119,984	*
Jeff Ajer	20,480		72,587		93,067	*
Robert A. Baffi, Ph.D.	113,645	(12)	256,035		369,680	*
Henry J. Fuchs, M.D.	57,922		261,028		318,950	*
Michael Grey	25,150		31,100		56,250	*
Elaine J. Heron, Ph.D.	34,525		38,600		73,125	*
Pierre Lapalme	31,650		96,100		127,750	*
V. Bryan Lawlis, Ph.D.	10,750		99,700		110,450	*
Alan J. Lewis, Ph.D.	16,400		31,100		47,500	*
Richard A. Meier	25,150		91,100		116,250	*
David Pyott	—		—		—	*
Dennis J. Slamon, M.D., Ph.D.	2,559		9,651		12,210	*
All current executive officers and directors as a group (15 persons)	682,912		3,460,501		4,143,413	2.50%

*	Represents less than 1% of our common stock outstanding on March 18, 2016.
(1)

Represents the number of shares of our common stock owned directly or indirectly by each entity and person, and excludes shares underlying options and RSUs held by our directors and officers, which are reported in the column titled “Number of Shares Subject To Options and Restricted Stock Units.”

(2)	Represents shares of our common stock subject to options that are or will become exercisable and RSUs that will vest within 60 days of March 18, 2016.
(3)	Equals the sum of the number of shares under the table columns titled “Number of Shares Beneficially Owned” and “Number of Shares Subject To Options and Restricted Stock Units.”
(4)

The calculation of percentages is based upon 162,232,635 shares of our common stock outstanding on March 18, 2016, plus for each of the individuals listed above, the number of shares subject to options and RSUs reflected in the column under the heading “Number of Shares Subject To Options and Restricted Stock Units.”

(5)

This information is as of December 31, 2015 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 16, 2016 by Capital Research Global Investors (CRGI), a division of Capital Research and Management Company. CRGI, as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state, may be deemed to beneficially own the indicated shares and has sole voting and dispositive power over the indicated shares. The address for CRGI is 333 South Hope Street, Los Angeles, CA 90071.

(6)

This information is as of December 31, 2015 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC and Abigail P. Johnson. FMR LLC, as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over 14,713,627 shares and sole voting power over 1,239,302 shares. FMR reported its beneficial ownership on behalf of itself and the following: FIAM LLC (formerly known as Pyramis Global Advisors, LLC), Fidelity Institutional Asset Management Trust Company (formerly known as Pyramis Global Advisors Trust Company), FMR Co., Inc. and Strategic Advisers, Inc.  FMR Co., Inc. beneficially owns 5% or greater of the outstanding shares of the security class being reported on the Schedule 13G/A. Abigail P. Johnson, as Director, Vice Chairman, Chief Executive Officer and the President of FMR LLC, may be deemed to beneficially own the indicated shares and has sole dispositive power over 14,713,627 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the Fidelity Funds) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(7)

This information is as of December 31, 2015 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 16, 2016 by Sands Capital Management, LLC (Sands). Sands, as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state, may be deemed to beneficially own the indicated shares and has sole dispositive power over 11,637,466 shares and sole voting power over 8,681,463 shares. The address for Sands is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.

(8)

This information is as of December 31, 2015 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. (Vanguard). Vanguard, as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state, may be deemed to beneficially own the indicated shares and has sole dispositive power over 11,020,955 shares, shared dispositive power over 174,922 shares, sole voting power over 159,400 shares and shared voting power over 15,800 shares. Vanguard reported its beneficial ownership on behalf of itself and the following: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(9)

This information is as of December 31, 2015 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 10, 2016 by BlackRock, Inc. (BlackRock). BlackRock, as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over 9,333,617 shares and sole voting power over 8,334,139 shares. BlackRock reported its beneficial ownership on behalf of itself and the following: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A, BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited. The address for BlackRock is 55 East 52nd St., New York, NY 10055.

(10)	Includes 6,747 shares held in a trust of which Mr. Bienaimé is a trustee.
(11)	Includes 60,000 options held in trusts for Mr. Bienaimé’s children.
(12)	Includes 87,645 shares held in a trust of which Dr. Baffi is a trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) filings they make.

To the best of our knowledge and based solely on a review of the copies of such reports furnished to us or written representation that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except for the following:

•	one report, covering an aggregate of two transactions effected on May 29, 2015 relating to the forfeiture and sale of stock, was filed late on behalf of Mr. Spiegelman;
•	one report, covering a transaction effected on May 31, 2015 relating to the forfeiture of stock, was filed late on behalf of Mr. Ajer;
•	one report, covering a transaction effected on May 31, 2015 relating to the forfeiture and sale of stock, was filed late on behalf of Mr. Mueller;
•

an aggregate of nine reports, each covering an aggregate of two transactions effected on June 10, 2015 relating to the grant of options and RSU to each Independent Director, was filed late on behalf of Mr. Bate, Mr. Grey, Dr. Heron, Mr. Lapalme, Dr. Lawlis, Dr. Lewis, Mr. Meier, Dr. Slamon and Mr. Young; and

•	one report, covering a transaction effected on November 2, 2015 relating to the sale of stock, was filed late on behalf of Mr. Ajer.

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 18, 2016.

Name	Age	Position with BioMarin
Jean-Jacques Bienaimé	62	Chief Executive Officer
Jeff Ajer	53	Executive Vice President, Chief Commercial Officer
Robert A. Baffi, Ph.D.	61	Executive Vice President, Technical Operations
G. Eric Davis	45	Executive Vice President, General Counsel and Secretary
Henry J. Fuchs, M.D.	58	Executive Vice President and Chief Medical Officer
Brian R. Mueller	42	Group Vice President, Corporate Controller and Chief Accounting Officer
Daniel Spiegelman	57	Executive Vice President and Chief Financial Officer

There are no family relationships between any of our directors and any of our executive officers.

Jeff Ajer joined BioMarin in 2005 currently serves as our Executive Vice President and Chief Commercial Officer. From October 2012 to January 2014, Mr. Ajer served as our Senior Vice President and Chief Commercial Officer. From April 2009 to October 2012, Mr. Ajer served as our Vice President, Commercial Operations, The Americas. Immediately prior to BioMarin, Mr. Ajer served as Vice President, Global Transplant Operations at Genzyme Corporation. Mr. Ajer’s experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals. Mr. Ajer received both a B.S. in chemistry and an M.B.A. from the University of California, Irvine.

Robert A. Baffi, Ph.D., joined BioMarin in May 2000 and currently serves as our Executive Vice President of Technical Operations, responsible for overseeing our manufacturing, process development, quality, and analytical chemistry departments. From 2000 to December 2009, Dr. Baffi served as our Senior Vice President of Technical Operations. Dr. Baffi served as a member of the board of directors of KaloBios Pharmaceuticals Inc. from November 2014 to November 2015. From 1986 to 2000, Dr. Baffi served in a number of increasingly responsible positions at Genentech, Inc., primarily in the functional area of quality control. Prior to Genentech, Dr. Baffi worked for Cooper BioMedical as a Research Scientist and at Becton Dickinson Research Center as a Post-Doctoral Fellow. Dr. Baffi has contributed to more than 20 regulatory submissions for product approval in the United States and Europe and to more than 50 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D., M. Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

G. Eric Davis joined BioMarin in March 2004, and currently serves as our Executive Vice President, General Counsel and Secretary. From December 2005 to March 2016, Mr. Davis served as our Senior Vice President, General Counsel and Secretary and from 2004 to December 2005, Mr. Davis served as our Vice President, General Counsel and Secretary. From 2000 to 2004, Mr. Davis worked in the San Francisco office of Paul Hastings LLP (formerly Paul, Hastings, Janofsky & Walker LLP), where he served on the firm’s national securities practice committee. Mr. Davis has represented public and private companies and venture capital and investment banking firms in a wide range of corporate and securities matters, mergers and acquisitions, strategic alliance matters, and intellectual property-related business transactions. His experience involves a variety of industries, including biotechnology and life sciences. Mr. Davis received a B.A. in political economy from the University of California, Berkeley, and a J.D. from the University of San Francisco School of Law.

Henry J. Fuchs, M.D., joined BioMarin in March 2009, and currently serves as our Executive Vice President and Chief Medical Officer. From March 2009 to December 2009, Dr. Fuchs served as our Senior Vice President and Chief Medical Officer. From September 2005 until December 2008, Dr. Fuchs served as Executive Vice President and Chief Medical Officer for Onyx Pharmaceuticals, a biopharmaceutical company. Dr. Fuchs served as Chief Executive Officer of Ardea Biosciences, Inc. from January 2003 until June 2005. Dr. Fuchs first joined Ardea Biosciences, Inc. as Vice President, Clinical Affairs in October 1996 and was appointed President and Chief Operating Officer in November 2001. From 1987 to 1996, Dr. Fuchs held various positions at Genentech, Inc. where, among other responsibilities, he led the clinical program that resulted in the approval of Pulmozyme, a therapeutic for cystic fibrosis. Dr. Fuchs was also responsible for the Phase III development program that led to the approval of Herceptin to treat metastatic breast cancer. Dr. Fuchs received an M.D. degree from George Washington University and a B.A. degree in biochemical sciences from Harvard University. Dr. Fuchs is currently a director of Mirati Therapeutics, a public biopharmaceutical company, and Genomic Health, Inc., a public molecular diagnostics company. Dr. Fuchs was on the Board of Directors of Ardea Biosciences, Inc. from 1996 until its acquisition by AstraZenaca PLC in 2012.

Brian R. Mueller joined BioMarin in December 2002 and currently serves as our Group Vice President, Corporate Controller. Mr. Mueller has also served as our Chief Accounting Officer since March 2011. From March 2009 to March 2014, Mr. Mueller served as our Vice President, Corporate Controller. Mr. Mueller is a member of the board of directors of Anthera Pharmaceuticals, Inc., a public biopharmaceutical company, where he also serves as Chairman of the Audit Committee. Prior to joining BioMarin in 2002, Mr. Mueller worked for KPMG as a senior manager in the firm’s audit practice. Mr. Mueller joined KPMG after Arthur Andersen LLP ceased operations in June 2002, prior to which he spent seven years with Arthur Andersen LLP in the firm’s audit and business advisory services practice. Mr. Mueller received a B.S. in Accountancy from Northern Illinois University in DeKalb, Illinois, and is a member of the American Institute of Certified Public Accountants.

Daniel Spiegelman joined BioMarin in May 2012 and currently serves as our Executive Vice President and Chief Financial Officer. From May 2009 until May 2012, Mr. Spiegelman served as a consultant to provide strategic financial management support to a portfolio of public and private life science companies. From 1998 to 2009, he served as Senior Vice President and Chief Financial Officer of CV Therapeutics, Inc. where he was responsible for finance, accounting, investor relations, business development, and information systems. From 1991 to 1998, Mr. Spiegelman served in various roles at Genentech, Inc., most recently as Treasurer. He received a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Spiegelman is currently the chairman of Relypsa, Inc., a public biopharmaceutical company, and a director of Oncothyreon Inc., a public biotechnology company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information about our 2015 compensation program for the individuals who served as our principal executive officer, principal financial officer and three other most highly-compensated executive officers as of December 31, 2015, or the NEOs, each of whose compensation is set forth in the Summary Compensation Table and the other compensation tables included in this Proxy Statement. Our NEOs for fiscal year 2015 are

•	Jean-Jacques Bienaimé, Chief Executive Officer;
•	Daniel Spiegelman, Executive Vice President and Chief Financial Officer;
•	Jeff Ajer, Executive Vice President, Chief Commercial Officer;
•	Robert Baffi, Executive Vice President, Technical Operations; and
•	Henry Fuchs, Executive Vice President and Chief Medical Officer.

Executive Summary

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable based on the primary goal of providing appropriate incentives to attract and retain the executive talent necessary to advance our business of developing and commercializing innovative biopharmaceuticals for serious diseases and medical conditions and to increase shareholder value. The Compensation Committee also believes that our executive compensation program is responsible in that it both encourages executive officers to work for meaningful stockholder return and reflects a pay-for-performance philosophy, without encouraging our executive officers to assume excessive risks or resulting in excessive pay practices.

2015 was an outstanding year for BioMarin. In addition to important advancements in our pipeline programs, the year featured extraordinary revenue growth, the strategic sale of our clinical oncology program to refocus on our core strengths, and the entering into of an agreement to acquire rights to phenylketonuria (PKU) treatments aimed toward globalizing BioMarin's leadership position in offering options to patients with PKU worldwide.

Our key accomplishments in 2015 included:

•	achieving 19% growth in total BioMarin revenues as compared to 2014, from $749.3 million to $889.9 million;
•	earning $228.1 million in revenue from Vimizim sales following the successful commercial launch in the United States and the European Union;
•

selling our rights to talazoparib (formerly referred to as BMN 673) for the treatment of certain cancers to Medivation, Inc. in exchange for $410.0 million and up to an additional $160.0 million upon the achievement of regulatory and sales-based milestones as well as mid-single digit percentage royalties for talazoparib sales;

•	acquiring all global rights to Kuvan and pegvaliase for the treatment of PKU from Ares Trading, S.A. (Merck Serono), with the exception of Kuvan in Japan; and
•	advancing our product development pipeline, which includes 10 clinical and pre-clinical compounds for the treatment of various rare diseases.

In 2015, key product development accomplishments included the following:

•	We enrolled the first patient in our Phase 1/2 trial for BMN 270, an investigational gene therapy for the treatment of patients with Hemophilia A.
•	We announced positive results of a Phase 2 proof-of-concept and dose finding study of vosoritide (formerly referred to as BMN 111) for the treatment of achondroplasia.
•

We shared interim data from nine patients in our Phase 1/2 study of cerliponase alfa in patients with late infantile neuronal ceroid lipofuscinosis (CLN2) who have been followed for at least six months and up to 15 months and released the complete results from this Phase 1/2 trial in March 2016. These data suggest that treatment with cerliponase alfa may result in stabilization of CLN2 disease compared to the natural history based on a standardized measure of motor and language function.

These and other recent accomplishments have contributed to the creation of significant value for our stockholders. Our strong performance is reflected in the appreciation of our stock price, which increased 14%, 102% and 294% over the one, three, and five-year periods ended December 31, 2015, respectively, as shown in the chart below.

In addition, as illustrated by the chart below, our common stock outperformed the NASDAQ Composite Index (U.S.) and the NASDAQ Biotechnology Index over the five-year period ended December 31, 2015.

The following is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing we make under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation by reference language in such filing.

	Fiscal Year Ending December 31,
	2010	2011	2012	2013	2014	2015
BioMarin Pharmaceutical Inc.	$100.00	$127.66	$182.70	$261.23	$335.69	$389.01
NASDAQ Composite Index	100.00	100.53	116.92	166.19	188.78	199.95
NASDAQ Biotechnology Index	100.00	113.92	153.97	263.29	348.49	369.06

Compensation Objectives and Philosophy

We believe that the leadership of our current executive team has been instrumental to our success in 2015 and prior years, and that an executive compensation program that attracts, motivates and helps retain key executives, including our NEOs, is critical to the success of our business and creating long-term stockholder value. Our compensation program is structured to achieve the following main objectives:

•	Market Competitiveness and Retention: provide total compensation and compensation elements that are competitive with those companies that are competing for available employees.
•

Balance Long-Term and Short-Term Perspectives: strike an appropriate balance between short- and long-term perspectives by including a mix of compensation that includes (i) a meaningful base compensation, with a potential to earn an annual cash incentive based in part on achievement of defined corporate goals, which are generally targeted to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation.

•	Pay-for-Performance: reward exceptional performance by individual employees.
•	Stockholder Alignment: closely align the interests of executive officers and our stockholders.

To realize these objectives, we utilize a balance of compensation elements and benefits, which are summarized in the table below and discussed in detail under “Elements of Compensation Package”. The focus of our compensation program is on total direct compensation opportunity (base salary, annual incentive compensation and long-term incentive compensation), with an explicit role for each element.

Purpose
Compensation Element	Market Competitiveness and Retention	Balance Long-Term and Short-Term Perspectives	Pay-for-Performance	Stockholder Alignment
Base Salary	X	X
Annual Cash Incentive	X	X	X	X
Equity Grants	X	X	X	X
Limited Perquisites and Other Personal Benefits	X
Potential Severance Benefits	X	X

The Compensation Committee considered each of our compensation objectives in determining the 2015 compensation of our executives, including the NEOs, as discussed in greater detail below. We provide our NEOs with competitive annual cash compensation in the form of salary and annual incentive, but believe that a majority of our NEO compensation should be earned through long-term, equity-based incentives. Our focus on long-term equity-based incentives is appropriate because of the lengthy time period required to develop pharmaceutical products, as well as the time required for pharmaceutical products to obtain regulatory approval on a worldwide basis and to reach peak sales.

During 2014, the Compensation Committee changed its compensation philosophy to be more focused on providing NEOs and key executive officers with competitive compensation based upon all available factors, including the experience of the NEO, competitive market data and individual and corporate performance as opposed to targeting compensation to a specific market percentile. Using this approach, the Compensation Committee and the Board believes that they can more efficiently set NEO compensation to appropriately compensate each individual based on his or her skill and performance and/or expected future contribution to the Company’s business, and the performance of the Company as a whole.

In 2015, the compensation of our Chief Executive Officer, Mr. Bienaimé (whom we may also refer to in this discussion as the Chief Executive Officer) and other NEOs consisted primarily of performance-based cash compensation and long-term incentives. For 2015, performance based compensation (annual cash incentive and equity awards) accounted for 93% of the total direct compensation of our Chief Executive Officer and 88% of the average total direct compensation of our other NEOs. In addition, during 2015 83% of the total direct compensation of our Chief Executive Officer and 79% of the average total direct compensation of our other NEOs was delivered through long-term incentives (option awards and RSUs).

As a result of our emphasis on long-term incentive compensation, the compensation of our NEOs in 2015, and over the last three years, was closely aligned with the performance of our common stock over those periods. Both in 2015 and in the three-year period ended December 31, 2015, the year-over-year increases in NEO compensation was principally attributable to the increases in the grant date fair value of their RSU and stock option awards (as determined using the Black-Scholes model for valuing stock options), which reflect the significant appreciation of the price of our common stock on the NASDAQ Global Select Market over those periods.

Recent Say-on-Pay and Stockholder Feedback

Our stockholders’ views and opinions on our executive compensation practices are extremely important to us. As stewards of good corporate governance, our Compensation Committee evaluates the design of our executive compensation program based on market conditions, shareholder views, and other governance considerations. We regularly engage with our stockholders through open dialogue and direct individual communication on topics related to the business, financial performance, corporate governance and compensation. Stockholder feedback is important, and the information we glean from these engagements is highly valued.

At our Annual Meeting of stockholders on June 9, 2015, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our NEOs, with over 96% of stockholder votes cast in favor of our say-on-pay resolution.

In 2015, we continued our concerted effort to engage constructively with stockholders. Management reached out to all of our top thirty non-affiliated stockholders at least twice during 2015 and had discussions with the majority of our top 20 stockholders at least once per quarter. We found our outreach to be enlightening and extremely informative. As a result of feedback received from our stockholders, the Compensation Committee generally continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation. The Compensation Committee considered this feedback in increasing the performance-based RSU component in the 2016 annual equity grant (from 20% to 25% of the total equity grant value) as a regular part of the long-term incentive compensation for our NEOs and other executive officers.

Our Compensation Committee

The duties and responsibilities of the Compensation Committee are set forth above in the “Information Regarding Committees of the Board of Directors” section of this Proxy Statement and detailed in the charter of the Compensation Committee. The full text of the Compensation Committee Charter, as amended in March 2014, can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The composition of the Compensation Committee is determined by our Board, after a recommendation by the CGN Committee.

Highlights of Compensation Policies and Practices

Our Compensation Committee and Board have implemented compensation policies and practices designed to enhance governance of our executive compensation program and to further our compensation objectives. These policies and practices include:

Independence	The Compensation Committee is composed solely of Independent Directors.

Independent Compensation Consultant

The Compensation Committee has engaged an independent compensation consultant to advise it on topics related to the Board and NEO compensation. The independent compensation consultant reports directly to the Compensation Committee, which has the sole authority to direct the consultant’s work.

Compensation Committee Oversight; Executive Sessions	The Compensation Committee regularly meets in executive sessions without management present.

Transparent Equity Granting Process and Practices	The Compensation Committee grants annual stock option awards to eligible employees according to a regular, pre-set schedule.

Annual Advisory Say-on-Pay Vote	Our Board elected to hold an annual advisory say-on-pay vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

Stock Ownership Guidelines	We have established stock ownership guidelines for our executives in order to preserve the linkage between the interests of executives and those of stockholders.

Securities Trading Policy

We maintain a comprehensive securities trading policy which provides, among other things, that our employees who possess material non-public information regarding us may not disclose, or trade while in possession of, such information or buy or sell our securities during any designated blackout period. Individuals classified as “Designated Insiders” (which include our NEOs) may not buy or sell our securities at any time without prior approval, except for sales under approved Rule 10b5-1 trading plans.

Prohibition Against Hedging and Pledging of Securities

Our trading policy prohibits executives from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in our stock or engaging in excessive margin activities.

Risk Management

Our executive compensation policies are structured to discourage inappropriate risk-taking by our executives. The Compensation Risks located after this Compensation Discussion and Analysis describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on BioMarin.

Policy for Recoupment of Incentive Compensation

Our Policy for Recoupment of Incentive Compensation (Recoupment Policy) provides for the recoupment by the Company of certain incentive compensation paid to current or former executive officers in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. The Recoupment Policy can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement.

Policy Against Tax Gross Ups	In March 2015, the Compensation Committee formally adopted a policy against granting tax gross ups to executives going forward.

Prohibit Option Repricing	Our equity incentive plans prohibit option repricing without stockholder approval.

Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. We have provided appropriate funding to the Compensation Committee to do so. Since February 2014 the Compensation Committee has engaged Towers Watson (now known as Willis Towers Watson following a merger on January 4, 2016) as an independent adviser to the Compensation Committee (the Compensation Consultant). The Compensation Consultant conducted analysis and provided advice on, among other things, the appropriate peer group, executive compensation for our Chief Executive Officer and other executive officers, equity compensation, and compensation trends in the biotechnology industry.

The independent compensation consultants report directly to the Compensation Committee, which retains sole authority to direct the work and employ the Compensation Consultant. The Compensation Committee regularly reviews the services provided by the independent compensation consultant and believes that at all times the independent compensation consultant was engaged by the Compensation Committee, such engagement was consistent with NASDAQ listing standards and did not raise any conflict of interest. The Compensation Committee continues to monitor the independence of its independent compensation consultant on a periodic basis.

Compensation Adjustments and Peer Group Process

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. The compensation for our Chief Executive Officer is approved by our Board, after the Compensation Committee provides its analysis and recommendation. The Compensation Committee has direct responsibility for establishing the compensation for the direct reports to the Chief Executive Officer, including all of our executive officers. To assist the Compensation Committee, the Chief Executive Officer and the Executive Vice President, Human Resources make recommendations to the Compensation Committee as to specific elements (e.g., salary, annual cash incentive, equity awards) of compensation. Management, under the guidelines and policies established by the Compensation Committee, makes decisions on all aspects of compensation for non-executive officer employees.

Mr. Bienaimé, our Chief Executive Officer, Mr. Davis, our Executive Vice President, General Counsel and Secretary, and Mr. Ranieri, our Executive Vice President, Human Resources and Corporate Affairs, in addition to the Compensation Consultant, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis, information and management’s recommendations on various human resources and compensation matters. The members of management generally do not participate in the executive sessions of the Compensation Committee unless invited by the Compensation Committee to provide specific information during closed session. No individual member of management is present for votes related to such individual’s compensation.

As discussed in more detail below, in 2014, the Compensation Committee eliminated its prior practice of targeting compensation to a particular peer group percentile band. The Compensation Committee changed its practice to a more holistic analysis designed to provide competitive compensation necessary to attract and retain qualified executives, but acknowledging a greater focus on considering the qualification and performance of individual executives and the Company as a whole. This practice was reflected in the Company’s compensation decisions starting in December 2014.

We generally review our compensation practices on an annual basis over the course of several meetings of the Compensation Committee and the Board. The first step in the process is that the Compensation Committee, with the support of the Compensation Consultant and management, reviews trends in biotechnology compensation practices and reviews and approves the list of peer companies used in the later stages of the process. As part of its analysis, for 2015, the Compensation Consultant collected and analyzed compensation information from a comparative group of biotechnology companies, or peer group, approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually to ensure that it appropriately represents the companies competing with us to attract and retain talent. The Compensation Committee seeks input from management in addition to the Compensation Committee’s independent compensation consultant to ensure the peer group is consistent with our current business model. In order to ensure independence and candid communication, the Compensation Committee regularly meets with the Compensation Consultant in executive sessions without management present.

The list of companies in the peer group is approved based on various factors including size, market capitalization, stage of development, product revenue and product focus. Our criteria used to select the peer group we used in 2015 included commercial biotechnology and specialty pharmaceutical companies:

•	that have business models with a therapeutic focus and development stage product candidates;
•	with revenue generally between $250 million and $2.5 billion; and
•	located predominantly in major biotechnology centers.

The Compensation Committee sets the ranges for the inclusion criteria to ensure that it will capture a broad set of companies. The Compensation Committee believes that this provides the best long-term trend data and minimizes year-to-year changes caused by excessive numbers of companies being added or removed due to acquisitions or product successes or failures or other major corporate events at member companies. The following table presents the peer group used in 2015 (the 2015 Peer Group).

Alexion Pharmaceuticals, Inc.	Ionis Pharmaceuticals	Seattle Genetics, Inc.

Alkermes, Inc.	Jazz Pharmaceuticals plc	Shire plc

Alnylam Pharmaceuticals, Inc.	Medivation, Inc.	United Therapeutics Corporation

Endo International plc.	Regeneron Pharmaceuticals, Inc.	Vertex Pharmaceuticals Incorporated

Incyte Corporation

In addition to the analysis of the compensation data from the peer group, the Compensation Committee also reviews the compensation levels and disclosed program design for executives of Amgen Inc., Biogen Inc., Celgene Corporation, and Gilead Sciences, Inc., as we regularly compete with these companies, particularly for senior positions. However, we generally do not utilize the compensation data from these companies when making pay decisions directly impacting the Chief Executive Officer or other NEO positions.

We review and make changes to our peer group from time to time to ensure that the peer group remains in compliance with our selection criteria. During 2015, as a result of acquisition activity, we removed Cubist Pharmaceuticals Inc., Pharmacyclics, Inc., Questcor Pharmaceuticals, Inc. and Salix Pharmaceuticals from the 2015 Peer Group. In order to maintain a robust sample size, in 2015 we added Alnylam Pharmaceuticals, Inc., Ionis Pharmaceuticals and Shire plc to the 2015 Peer Group.

After the list of peer companies is approved, management presents the Compensation Committee with recommendations regarding proposed adjustments to compensation elements and a variety of supporting data, including comparative compensation information from the approved peer group and the Radford Global Life Sciences Compensation survey. This is presented individually for executive officers, including the NEOs, and based on classes of position for all other employees. Management and the independent compensation consultant each include significant supporting data with the presentation. These recommendations are discussed with and without management present and are discussed with the independent compensation consultant. The Compensation Committee then determines what, if any, adjustments to the compensation elements are appropriate for employees other than the Chief Executive Officer.

The Compensation Committee also reviews the market information provided by the independent compensation consultant, considers the Chief Executive Officer’s performance and experience and makes recommendations for adjustments to the Chief Executive Officer’s compensation. These discussions are conducted in executive sessions without involvement by management. The Compensation Committee then presents the recommendations for the Chief Executive Officer to the Board for consideration and approval. The Board must approve each of the Chief Executive Officer’s individual compensation elements.

Elements of Compensation Package

Our executive compensation program consists of the following three principal components:

•

Base Salary. Our Compensation Committee reviews and determines base salary rates for our executive officers each year, which are then effective beginning in March. Base salary rates are determined, in consultation with the Compensation Committee’s independent compensation consultant, based on each executive officer’s responsibilities, individual performance, achievement of corporate goals and a review of competitive salary and total compensation data.

•	Annual Cash Incentive. The annual cash incentive program is based on achievement of corporate goals and an individual performance assessment. The details of this program are discussed below.
•

Equity Grants. Our executive officers are eligible to receive equity grants, which serve as long-term incentives to ensure that a portion of their total compensation is linked to the Company’s long-term success, thereby aligning their incentive compensation with the interests of our stockholders.

The Compensation Committee uses its judgment to establish for each NEO a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives as described above. Generally, the percentage of compensation at risk, either in the form of annual cash incentive or equity compensation, is higher for more senior employees than for those with more limited responsibility. Our executive officers have the highest percentage of their total compensation at risk and the highest percentage of total compensation allocated to equity compensation. We believe that this is appropriate as the more senior employees have more influence on whether or not we achieve our strategic imperatives and long-term goals.

Base Salary

General Principles

We provide base salaries to our NEOs to compensate them with a fair and competitive base level of compensation for services rendered during the year. Base salaries for our NEOs are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, taking into consideration that certain of our executive officers have larger scopes of responsibilities than the market data positions. Base salaries are initially established at the time the NEO is hired based on individual experience, skills and expected contributions, the Compensation Committee’s understanding of what executives in similar positions at other peer companies were being paid at such time and are also the result of negotiations with certain executives during the hiring process.

The base salary of each NEO is reviewed annually and may be adjusted to reflect market conditions, the NEO’s performance during the prior year, the financial position of the company, and any change in scope of an NEO’s responsibilities. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance.

Merit-based increases in base salary for all of our executive officers, other than our Chief Executive Officer, are approved by the Compensation Committee based upon a recommendation from the Chief Executive Officer. Any merit-based increase in base salary for our Chief Executive Officer is approved by the Board and based upon an assessment of his performance by the Compensation Committee, input from the Chair of the Board and a review by the Compensation Committee of the base salary of chief executive officers in our peer group.

2015 Salaries

In reviewing our 2014 performance and its impact on salary increases in 2015, the Compensation Committee considered our financial performance and efforts in advancing our development programs, particularly obtaining regulatory approval of VIMIZIM in the United States and the European Union in early 2014 for the treatment of patients with Morquio A, or mucopolysaccharidosis IVA, and the subsequent successful commercial launch of VIMIZIM, as well as our achievements in advancing talazoparib, pegvaliase, BMN 111, reveglucosidase alfa and cerliponase alfa and our continued revenue growth. The Compensation Committee also considered budget constraints as we continue to aggressively invest our cash flow from operations into our development programs, and the competitive market for recruiting top talent in our industry.

In addition, as a result of positive clinical results and strong business progress, our stock price appreciated 31% during 2014. Based on the Company’s 2014 performance, the Board and the Compensation Committee approved the following increases to the base salaries of Mr. Bienaimé and our other NEOs.

	Salary Adjustments Effective March 2015
Name	2015 Salary($)	Increase from 2014
Jean-Jacques Bienaimé, Chief Executive Officer	985,000	6.5%
Daniel Spiegelman, Executive Vice President and Chief Financial Officer	510,000	5.2%
Jeff Ajer, Executive Vice President, Chief Commercial Officer	450,000	5.9%
Robert Baffi, Executive Vice President, Technical Operations	455,000	7.1%
Henry Fuchs, Executive Vice President and Chief Medical Officer	570,000	6.5%

2016 Salaries

In 2015, the Compensation Committee also engaged Willis Towers Watson to perform an independent review of Mr. Bienaimé’s compensation. As a result of this review and the Company’s strong 2015 performance as outlined in the “Executive Summary” above, the Compensation Committee determined that a 6.6% increase to Mr. Bienaime’s salary (from $985,000 to $1,050,000) was appropriate to ensure that Mr. Bienaimé’s salary remains competitive against the 2015 Peer Group. This increase was approved in December 2015 and became effective in March 2016.

Each NEO other than our Chief Executive Officer is also individually evaluated based on tenure, performance and other issues specific to the NEO. Based upon this review and the Company’s strong 2015 performance, in December 2015 the Compensation Committee approved the following increases to the base salaries of our other NEOs, each of which became effective in March 2016:

NEO	2016 Salary ($)	Increase from 2015
Mr. Spiegelman	535,000	4.9%
Mr. Ajer	500,000	11.1%
Dr. Baffi	500,000	9.9%
Dr. Fuchs	600,000	5.3%

The Board determined that higher base salary increases relative to the other NEOs were appropriate for Mr. Ajer and Dr. Baffi in light of their extraordinary efforts in 2015, projected workloads and responsibilities in 2016 and competitive landscape for their positions. With respect to Mr. Ajer, the Board determined that the exceeding of revenue targets for 2015 and the increasing scope of his responsibilities as our commercial operations continue to grow warranted his relatively larger base salary increase. With respect to Dr. Baffi, the Board determined that his increasing scope of responsibilities relating to the manufacture of our pipeline and commercial products, including expanded manufacturing operations in our Shanbally, Cork, Ireland facility, justified his relatively larger base salary increase.

Annual Cash Incentive

General Principles and 2015 Program

We maintain a company-wide annual cash incentive program under which awards are generally based on corporate and individual performance. For 2015, we introduced corporate and individual performance weightings for each level of employee in order to reflect achievement of individuals in addition to corporate achievement against company-wide goals. The weighting for corporate and individual performance varies based on the employee’s level, with higher weighting of corporate performance corresponding to more senior positions in the company. We believe that this is appropriate as the more senior employees have more influence on whether or not we achieve our strategic imperatives and long-term goals. Consistent with this philosophy, the NEOs’ annual cash incentive opportunities are primarily determined based on corporate performance, rather than individual performance. The Chief Executive Officer’s annual cash incentive is based 100% on corporate performance, and the other NEOs’ annual cash incentives are based 85% on corporate performance and 15% on their respective individual performance. The Compensation Committee’s assessment of achievement of the corporate goals determines the size of the annual cash incentive pool designated for corporate performance. The funding for the individual component is also set by the Compensation Committee, and it is intended to be above 100% so that exceptional individual performance can be rewarded. The annual cash incentive is paid in the first quarter of each year, based on the employee’s performance in the prior year.

The annual cash incentive program, including corporate goals and target payouts by level, is generally reviewed and approved by the full Board in December at the time the Board considers the budget for the following year. The goals are prepared in an interactive process in which the Compensation Committee works with the Chief Executive Officer and other members of management to develop corporate performance goals that are set at levels that the Compensation Committee believes management can reasonably achieve if we, as a whole, execute on our business plan. The corporate goals are designed to reward specific activities that the Board and Compensation Committee believe will enhance long-term stockholder value by providing a foundation that will enable us to realize our long-term strategic plan. In setting these goals, the Compensation Committee seeks to provide appropriate annual incentives to operational goals that directly support our longer-term goals of commercialization of new products and our long-term profitability. We feel that this type of structure motivates executives to challenge their teams to not only meet but exceed goals that ultimately create value for our stockholders. However, because many of the goals, particularly the development goals, are tied to activities intended to enhance long-term value, the achievement of any particular goal may not have a meaningful impact on our valuation during the cash incentive year.

As in previous years, the corporate component of the 2015 cash incentive pool was determined by two main categories of performance, achievement of financial goals and achievement of goals for our development programs during the measurement year. Each year, we determine the allocation of the target annual cash incentive between financial goals and development goals while recognizing that current and future stockholder value is dependent on the success of each element of our business, but that over the one year performance period of the annual cash incentive program, one aspect may be more important than the other. For 2015, in recognition of the importance of our clinical programs, we allocated the annual cash incentive 40% to financial goals and 60% to development goals. In addition, in 2015 we introduced a new opportunity for an extra 0-20% of weighting for goal achievement for value creating activities, such as strategic acquisitions and divestitures, which would only be awardable if at least 80% of the financial and development goals were achieved. Accordingly, the total possible weighting of performance goals for the 2015 cash incentive equaled 120%.

With respect to the financial goals, the sales revenue goal payout was based on an accelerated scale to emphasize the importance of revenue growth to the Company, recognize the difficulty in exceeding the sales revenue goal, and to be more in line with how many other companies reward revenue overachievement. The research and development expense and sales, general and administrative expense goal payout was based on a traditional sliding scale. See the table below for details on the payout scales for the financial goals.

Financial Goal	Threshold Achievement Level	Threshold Funding %	Target Achievement Level	Target Funding %	Maximum Achievement Level	Maximum Funding %
Managed Sales Revenue of $734 million	Revenue 80% of Target	70%	Revenue 100% of Target	100%	Revenues of 115% of Target	150%
R&D and SG&A Expenses of $948 million	Expenses of 10% Above Target	75%	Expenses 100% of Target	100%	Expenses of 10% Below Target	125%

With respect to development goals (e.g., goals related to clinical and preclinical programs), the Board determines broad program expectations for our primary programs in December of the prior year and indicative annual cash incentive weighting for each program. The broad goals may include, by way of example, timing of initiation or completion of clinical trials, achieving specific enrollment goals, completing filings or other milestones with the FDA or similar regulatory agencies, achieving manufacturing targets, completing research programs, and similar events. We have not disclosed the specific program expectations as they are based on various strategic elements, each of which is confidential and the Compensation Committee has determined that disclosure of the goals could result in competitive harm to us. At the time the development goals are set, the Compensation Committee establishes the target levels for each of the goals to be reasonable “stretch” goals, with a maximum payout only in the event of superior performance.

In December or January, the Compensation Committee reviews our development programs and determines an annual cash incentive payout attributable to that aspect of our business. In making the determination, the Compensation Committee assesses each program individually and its total impact on the Company. Among others, the factors that the Compensation Committee considers in evaluating the achievement of each development goal include:

•	the effectiveness of our efforts in advancing the development of a program and our portfolio as a whole;
•	our effectiveness in adapting to new data generated or other changes to the assumptions implementing the original development plan; and
•	the overall value created by the development efforts.

Based on this assessment, the Compensation Committee determines a percentage payout attributable to our development efforts. The performance rating can be up to 150% of target. However, similar to the financial goals, if the Compensation Committee determines that the development performance does not meet a minimum achievement level, no annual cash incentive associated with the development programs will be paid. Notwithstanding the calculated annual cash incentive amount, the Compensation Committee has the discretionary authority to modify payouts for any particular goal or annual cash incentive pool in total in any manner that it deems appropriate based on factors such as the actual impact of development efforts in enhancing long-term stockholder value. We believe that this process provides the greatest incentive to management and all employees to maximize the value of our development efforts and adapt to changing circumstance dictated by data generated, corporate development activities or other events. In the past, we have used firm goals established at the beginning of a year, but the Compensation Committee believes that this process does not appropriately recognize the fluid nature of drug development and can lead to unintended consequences. For example, if scientific findings suggest that it would be in the best interest of the Company to cancel a program, the goal related to that program may be removed and other program goals may be substituted.

The table below describes our financial, development and value-creating activities cash incentive goals for 2015 and our actual performance against those goals.

2015 Program Goals and Results

Goal	Weight (% of Target Incentive)		Actual Result		Pool Contribution (1) (%)
Financial Goals
Managed Sales Revenue of $734 million (2)	30%		$809.5 million		40.2%
R&D and SG&A Expenses of $948 million (3)	10%		$981.9 million		9.1%
Sub-Total (Financial Goals)	40%		—		49.3%
Development Goals
Kyndrisa (drisapersen)	20%		Exceeded goal		—
Vosoritide (formerly referred to as BMN 111)	15%		Exceeded goal		—
Cerliponase Alfa (formerly referred to as BMN 190)	10%		Met goal		—
Mid-Term Product Candidates:	15%		Met goal		—
Talazoparib (formerly referred to as BMN 673)	—	(4)	n/a	(4)	—	(4)
Pegvaliase (formerly referred to as PEG PAL)	—		Met goal		—
Reveglucosidase alfa (formerly referred to as BMN 701)	—		Met goal		—
Sub-Total (Development Goals)	60%				68.7%	(5)
Value-Creating Activities	20%		Met goal		12.0%	(6)
Total (Financial Goals, Development Goals and Value-Creating Activities)	120%				130.0%

(1)	Based on actual result.
(2)

Calculated as BioMarin net product revenues less Aldurazyme net product revenues and product royalties from other third parties. We developed Aldurazyme through collaboration with Genzyme Corporation (Genzyme), now a wholly-owned subsidiary of Sanofi. Under our collaboration agreement with Genzyme, we are responsible for manufacturing Aldurazyme and supplying it to Genzyme. Genzyme records sales of Aldurazyme and is required to pay us a royalty on worldwide net product sales. The calculation of the actual result for the financial goals used the same foreign currency exchange rates used for developing such goals.

(3)

Excludes stock compensation expense and Board-approved business development transactions. The calculation of the actual result for the financial goals used the same foreign currency exchange rates used for developing such goals.

(4)

Following the sale of our rights to talazoparib (formerly referred to as BMN 673) to Medivation, Inc. in October 2015, the percentage weighting for the talazoparib goal was reallocated to the other programs under the mid-term product candidate development goal.

(5)

The Compensation Committee set the pool contribution for all development goals at 68.7%, which was within the calculated range of 60-77.5%. Recognizing that within the calculated range, the success of the development programs as a whole is based on both the actions of the Company as well as external factors outside of the Company’s control, the Compensation Committee determined that setting a total pool contribution amount, rather than setting contribution amounts for each target, was appropriate.

(6)

The Compensation Committee set the pool contribution for value-creating activities at 12.0% to recognize the extraordinary efforts behind the sale of our rights to talazoparib to Medivation, Inc. and the entering into an agreement to acquire global rights to PKU treatments from Merck Serono.

After determining the corporate goal achievement for 2015 was to be funded at 130% of target, the Compensation Committee determined to fund the individual component of the pool at 125% to reflect the outstanding performance for 2015 at the individual level as well as the company-wide level.

The 2015 cash incentive targets for each NEO expressed as a percentage of base salary is determined by the employee’s position. The target amounts for the NEOs for 2015 cash incentives (which were paid in March 2016) are set forth in the table below. The Compensation Committee allocated a 125% individual funding level for Messrs. Ajer, Spiegelman and Baffi in recognition of their outstanding performance during 2015. The Compensation Committee approved a higher cash incentive funding level of 135% for individual performance for Mr. Ajer in recognition of his efforts behind the overachievement of sales revenue in 2015. The specific cash incentive amount paid to each NEO for 2015 is set forth below and is also included in the “Summary Compensation Table” in this Proxy Statement.

Name and Principal Position	2015 Cash Incentive Target (% of base salary)	2015 Corporate Goal Weighting	2015 Corporate Goal Funding Level	2015 Individual Performance Weighting	2015 Individual Performance Funding Level	2015 Cash Incentive Amount($)
Jean-Jacques Bienaimé	110%	100%	130%	—	—	1,408,550
Jeff Ajer	55%	85%	130%	15%	135%	323,606
Daniel Spiegelman	55%	85%	130%	15%	125%	362,546
Robert A. Baffi, Ph.D.	55%	85%	130%	15%	125%	323,448
Henry J. Fuchs, M.D.	55%	85%	130%	15%	125%	405,199

2016 Program

In December 2015, the Compensation Committee evaluated the annual cash incentive targets for our NEOs for the 2016 cash incentive, which are payable in early 2017. Based on the review, the Compensation Committee determined to increase the target annual cash incentive for Messrs. Ajer, Spiegelman and Baffi by 5%, to a 60% target cash incentive in 2016. Additionally, the target annual cash incentive for Dr. Fuchs increased by 10%, to a 65% target cash incentive in 2016. The Compensation Committee believes that the annual cash incentive opportunities for each NEO are appropriate based on a combination of the relative experience and tenure of each NEO, as well as each of the NEO’s position within the Company and compensation practices within our industry.

Equity Compensation

We grant equity awards to virtually all newly hired employees, mainly in the form of RSUs. Additionally, we changed our equity award granting practices in 2014 to a performance-based approach as it relates to equity award allocation. Not all employees receive annual equity awards. All employees are eligible to receive annual equity awards, but the determination as to whether an employee does receive an equity award is dependent upon performance and level. Additionally, in order to be eligible for an annual equity award, an employee must have been employed by the Company for six months prior to the annual grant date. New hire grants for non-executives are approved by the Chief Executive Officer, subject to guidelines approved by the Compensation Committee. The guidelines are based primarily on competitive equity grant practices in our industry and market data. All other grants are approved by the Compensation Committee or the full Board.

The timing of the annual grant in 2015 was March 2015. The timing of the annual grant was moved from the date of the Annual Meeting of stockholders to March in order to coincide with employees’ year-end performance reviews and other compensation changes (base salary adjustment and annual cash incentive). The Board sets the March annual grant date at least 30 days in advance to avoid the possibility of timing grants.

Stock options have an exercise price equal to 100% of the fair market value of our common stock (the closing price of our common stock on the NASDAQ Global Select Market) on the date of the grant, so they have value only to the extent that the market price of our common stock increases after the date of the grant.

The allocation of equity awards between options and RSUs varies by employee and location. In most of the countries where we operate, all employees below vice president (VP) level that are granted equity awards receive RSUs only, whereas VPs and above receive a mix of RSUs and options.

In order to better align the interests of our senior executives with our stockholders, in 2015 the Board implemented a new method of allocating the annual equity grant to senior executives (including our NEOs) among three forms of equity awards (i.e., options, service-based RSUs and performance-based RSUs). The allocation among the different forms of equity awards was based on the Black-Scholes model valuation using a three-month trailing average closing price of our common stock, with such valuation allocated forty percent (40%) to options, forty percent (40%) to service-based RSUs, and twenty percent (20%) to performance-based RSUs.

The equity compensation granted to senior executives (including our NEOs) in 2015 continues to include a substantial portion in the form of stock options. Stock options granted to the NEOs vest over four years, which we believe provides an incentive to our NEOs to add value to the Company over the long-term.

The service-based RSUs awarded in 2015 are subject to a four-year service period, which is the same vesting schedule for RSUs awarded as part of annual equity grants in recent years.

For the first time since 2012, our annual equity grant to senior executives (including our NEOs) in 2015 included performance-based RSUs. In furtherance of our goal to achieve profitability in the near future, in 2015 the Board sought to incentivize senior executives to increase sales by granting RSU awards tied to achievement of a specified 2015 revenue target performance condition. Under the awards, the number of performance-based RSUs earned are calculated by multiplying the target number of performance-based RSUs by a revenue multiplier (determined based on the Company’s performance against the revenue target) which could range between 80% and 120%. In 2016, based on the Company’s actual 2015 performance against the revenue target, the Company applied a multiplier of 111% to the target number of performance-based RSUs to determine the number of performance-based RSUs earned. The awards are subject to a three-year vesting period following the grant date.

The equity compensation granted to the NEOs in March 2015 was determined based upon a number of factors. The Compensation Committee gave particular consideration to our performance, and also considered equity grants of the 2015 Peer Group based on a Black-Scholes valuation and data from the Radford Life Sciences survey. For a discussion of assumptions used in calculating the Black-Scholes valuation see Note 18 to our financial statements for the year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016. In determining the allocation of options and RSUs (service-based and performance-based), the Compensation Committee considered a variety of factors, including the effect on the total number of shares to be issued under our equity plan, peer group practices and the comparative value of options and RSUs. Overall, the Compensation Committee sought to set equity compensation to be competitive in the market to retain the talent that the Company needs. The considerations in differentiating grants among the NEOs were principally level of responsibility and experience. The Committee also considered:

•	historic grants,
•	retention value,
•	individual contribution; and
•	expected future contribution.

We have reviewed our historical option grant practices to consider if the options were properly dated. Based on such review, we believe that all options were issued on the date approved by the Board or a properly authorized committee and that the exercise price for each option issued since the date of our initial public offering was the closing price of our common stock on the date of issuance, unless the option grant specifically approved a different price in accordance with the terms of the applicable option plan pursuant to which such option was granted.

Other Benefits and Perquisites

In addition to base salary, annual cash incentive and equity grants, we provide a comprehensive benefits package, including health insurance, dental insurance, life insurance, disability insurance, a 401(k) matching program, and an employee stock purchase plan, which is intended to meet the requirements of Section 423 of the Code. These benefits are generally available to all employees on an equal basis, including our NEOs. The 401(k) matching program matches 100% of an employee’s contribution up to the lesser of 6% of his or her annual salary or $12,000 per year, with immediate vesting of all 401(k) matches.

We purchase season and other tickets to sporting, cultural and other events for use in connection with our business. When these tickets are provided to executives (including our NEOs) for personal use, the value of the tickets is included in their compensation. Executives generally have first priority on such tickets. These tickets are not used for the entertainment of healthcare professionals.

We provide our NEOs, along with other officers, a limited number of perquisites. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following perquisites to our NEOs:

•

Reimbursement for Financial and Tax Planning and Preparation Services. We reimburse our executive officers, including our NEOs, for personal financial planning and tax preparation. The benefit is limited to $5,000 annually for our Chief Executive Officer, $3,500 annually for Senior Vice Presidents and Executive Vice Presidents and $2,500 annually for all other Vice Presidents, and is taxable to the executive. The perquisite is intended to encourage and assist our executives to engage knowledgeable experts to assist with financial and tax planning.

•

Life Insurance. In accordance with the terms of our employment agreement with Mr. Bienaimé dated May 11, 2005, as amended and restated on January 1, 2009 and further amended on December 17, 2012, in addition to the life insurance generally provided to all employees, we provide Mr. Bienaimé with a fully paid, whole life insurance policy with a stated death benefit of $500,000 and a term life insurance policy with a death benefit of $1,000,000.

•

Health Assessments. We offer our executive officers, including our NEOs, annual comprehensive health assessments at a local medical facility. The perquisite is intended to encourage and assist our executives to engage knowledgeable experts to assist with their health and well-being.

We also offer our executive officers severance benefits. See the “Post-Employment Obligations” section of this Proxy Statement below.

Nonqualified Deferred Compensation

Our NEOs, other members of management, other highly-compensated employees and members of the Board are eligible to enroll in our Nonqualified Deferred Compensation Plan under which participants may elect to defer all or a portion of their salary, annual cash incentive and RSU awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. This plan was implemented in 2006 as a financial planning tool for senior employees and allows them to save for retirement in a tax-effective way at minimal cost to us. The Board amended and restated the Nonqualified Deferred Compensation Plan on January 1, 2009 in order to comply with Section 409A of the Code (Section 409A), and related Treasury Regulations. The Nonqualified Deferred Compensation Plan was further amended on December 19, 2013 and October 7, 2014. See the table within the “Nonqualified Deferred Compensation Plan” section of this Proxy Statement for detailed information regarding the account balances for each NEO.

Post-Employment Obligations

We have employment agreements with most of our executive officers (including all of our NEOs) that provide severance benefits if an executive terminates employment with us for a good reason specified in the employment agreement (e.g., a change in work location of more than a specified distance from the previous location) or if the executive is terminated without cause or in connection with a corporate transaction or change in control. Additionally, pursuant to our Severance Plan, as amended and restated in October 2014 (the Severance Plan), all unvested option and restricted stock awards with time-based vesting granted to our full-time U.S. employees, including all our NEOs, automatically vest in full upon a change in control of the Company. In February 2016, we amended the Severance Plan to cover all full-time employees. The accelerated vesting occurs upon a change in control, whether or not the employee is terminated. Furthermore, the performance-based RSU awards granted to the NEOs in March 2015 provide that (i) if a change in control occurs before December 31, 2015, then the targeted number of RSUs vest immediately and (ii) if a change in control occurs after December 31, 2015 (when it is possible to determine the number of RSUs earned under such awards), then such amount of earned RSUs vest immediately. The performance-based RSUs granted to the NEOs in June 2011 and May and September 2012 provide that if a change in control occurs before December 31, 2015, any of the performance conditions that have not been met as of the change in control date will be deemed met and the shares will vest on the earlier of March 1, 2016 or the date the employee is terminated following the change in control. In addition, if an NEO other than the Chief Executive Officer terminates employment for a specified good reason or is terminated by us without cause not in connection with a change in control, then such NEO’s unvested time-based vesting equity awards and target amounts of performance-based equity awards vest for an additional 12 months following the termination date. If the Chief Executive Officer terminates employment for a specified good reason or is terminated by us without cause not in connection with a change in control, then all of the Chief Executive Officer’s unvested options vest in full. See the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for a more detailed discussion of the terms of these arrangements and the amounts payable to our NEOs under them.

We believe that these arrangements enhance retention in the face of the disruptive impact of a pending change in control of the Company. In addition, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment.

No post-employment benefits are payable to our NEOs under their employment agreements if their termination is for cause, for a voluntary resignation (other than as set forth above), retirement or due to death (except for a fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé). In order to remain competitive with peer company practices and serve as a valuable benefit for employee recruitment and retention, in June 2015 the Board adopted a policy for the acceleration of equity awards upon the death of an employee (including our NEOs). Upon the death of an employee, all the employee’s unvested equity awards with time-based vesting vest in full and all unvested equity awards with performance-based vesting vest in full as if the target values had been achieved, and such awards remain exercisable for one year after death. In addition, pursuant to our Retirement Benefit for Directors and Officers policy adopted by the Board in May 2010 to reward long standing service to the Company, officers and directors who served in such capacities for at least 54 months and reached age 59 before terminating service with the Company for any reason other than cause were permitted to exercise all their options that were both vested and outstanding as of the date of termination of service through the term of their options, as if their service were continuing. In February 2016, we narrowed the scope of the Retirement Benefit for Directors and Officers policy by amending it so that it covers only directors and officers with a title of “Group Vice President” or above that have a combined age and total term of employment (or service as director) of at least 65 years at the time of terminating service to the company, and we also renamed the policy “Retirement Benefit for Directors and Senior Officers.”

Accounting and Tax Considerations.

Nonqualified Deferred Compensation— On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A that changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final Treasury Regulations under Section 409A did not become effective until January 1, 2009, we believe we have operated in good faith compliance with the provisions of Section 409A that became effective on January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided below under the “Nonqualified Deferred Compensation Plan” section of this Proxy Statement.

Accounting for Stock-Based Compensation— Beginning on January 1, 2006, we adopted the provisions of SFAS 123(R), now referred to as FASB ASC Topic 718, which require us to estimate and record an expense for each equity award over the vesting period of the award and estimate prospective forfeitures. Generally, the Compensation Committee does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation; however, it has considered and approved and may in the future consider the grant of alternative equity incentives to our NEOs in lieu of stock option grants in light of the accounting impact of FASB ASC Topic 718 with respect to stock option grants and other considerations.

Section 162(m)— Section 162(m) of the Code (Section 162(m)) limits our deduction for federal income tax purposes to not more than $1,000,000 of compensation paid to certain executive officers in a calendar year. Compensation above $1,000,000 may be deducted if it is “performance-based compensation.” The Board and the Compensation Committee regularly consider the impact of Section 162(m), regarding the deductibility of compensation to certain executive officers in excess of $1,000,000 but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. The Compensation Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying our equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m). In furtherance of this, the amended and restated 2006 Share Incentive Plan, approved by our stockholders at our Annual Meeting of stockholders held on June 9, 2015, is intended to allow the Compensation Committee discretion to grant stock options to employees that will be intended to be eligible for exclusion from the Section 162(m) limit.

Director and Officer Stock Ownership Guidelines

In order to preserve the linkage between the interests of executives and those of stockholders, the Compensation Committee and the Board established stock ownership guidelines for our executives. See the “Director and Officer Stock Ownership Guidelines” section of this Proxy Statement for a more detailed discussion of our stock ownership guidelines.

Summary Compensation Table

The following table discloses compensation awarded to, earned by or paid to the following persons during 2013, 2014 and 2015: (i) Jean-Jacques Bienaimé, our Chief Executive Officer; (ii) Daniel Spiegelman, our Chief Financial Officer; and (iii) Jeff Ajer, Robert A. Baffi, Ph.D. and Henry J. Fuchs, M.D., the three most highly-compensated officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of fiscal year 2015 and whose salary and bonus exceeded $100,000. These individuals are referred to throughout this Proxy Statement as the “Named Executive Officers” or NEOs.

Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Jean-Jacques Bienaimé	2015	$973,461	—		$6,436,584	$4,768,445	$1,408,550	$49,510	$13,636,550
Chief Executive Officer	2014	916,030	—		3,211,790	5,867,520	864,875	38,177	10,898,392
	2013	868,796	—		2,563,218	6,850,935	1,054,030	27,059	11,364,038
Daniel Spiegelman	2015	505,192	—		1,712,088	1,259,291	362,546	22,941	3,862,058
Executive Vice President,	2014	480,576	—		870,780	1,588,224	226,738	17,413	3,183,731
Chief Financial Officer	2013	457,769	—		895,092	2,392,390	277,200	6,838	4,029,289
Jeff Ajer	2015	445,193	—		1,712,088	1,259,291	323,606	16,500	3,756,678
Executive Vice President,	2014	417,674	—		719,340	1,311,744	212,500	16,043	2,677,301
Chief Commercial Officer	2013	382,688	—		569,604	1,522,430	185,712	7,563	2,667,997
Robert A. Baffi, Ph.D.	2015	449,231	—		1,712,088	1,259,291	323,448	19,819	3,763,877
Executive Vice President,	2014	417,875	—		795,060	1,449,984	198,688	18,338	2,879,945
Technical Operations	2013	384,391	30,000	(7)	813,720	2,174,900	232,766	9,664	3,645,441
Henry J. Fuchs, M.D.	2015	563,269	—		2,178,036	1,607,045	405,199	21,738	4,775,287
Executive Vice President &	2014	528,235	—		984,360	1,794,048	250,113	18,338	3,575,094
Chief Medical Officer	2013	494,383	137,500	(8)	1,057,836	2,827,370	299,895	8,488	4,825,472

(1)	See the “Base Salary” section of this Proxy Statement for further information regarding amounts in this column.
(2)	The amounts in this column represent one-time bonuses. See footnotes (7) and (8) to this table for further information.
(3)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the performance-based RSUs awarded in 2015, the grant date fair market value was computed in accordance with FASB ASC Topic 718 based upon the assumption that the RSUs to be earned if the specified 2015 revenue target performance condition is met will vest. For assumptions used in determining grant date fair market value, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016. See the “Equity Compensation” section of this Proxy Statement for further information regarding amounts in this column. The table below shows the target and maximum payouts that were possible for the performance-based RSUs awarded in 2015 based on the value at the date of grant and the payout ranges.

NEO	Target Payout	Maximum Payout
Jean-Jacques Bienaimé	$2,145,528	$2,574,634
Daniel Spiegelman	574,308	689,170
Jeff Ajer	574,308	689,170
Robert A. Baffi, Ph.D.	574,308	689,170
Henry J. Fuchs, M.D.	726,012	871,214

In 2016, based on the Company’s actual 2015 performance against the revenue target, the Company applied a multiplier of 111% to the target number of performance-based RSUs awarded during 2015 to determine the number of performance-based RSUs actually earned. See footnote (9) and the related amounts in the “Outstanding Equity Awards at Fiscal Year-End” table below for the number of performance-based RSUs awarded during 2015 that were actually earned and the value of such earned performance-based RSUs using the closing price of our common stock on December 31, 2015.

(4)

The amounts in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016. See the “Equity Compensation” section of this Proxy Statement for further information regarding amounts in this column.

(5)

Amounts noted for 2015 represent amounts earned by the NEOs during 2015, but paid in 2016. Amounts noted for 2014 represent amounts earned by the NEOs during 2014, but paid in 2015. Amounts noted for 2013 represent amounts earned by the NEOs during 2013, but paid in 2014. See the “Annual Cash Incentive” section of this Proxy Statement for further information regarding amounts in this column.

(6)

These amounts represent the amounts paid for personal tax preparation/financial planning consultation, vested 401(k) matching, tickets to sporting, cultural and other events and imputed income associated with life insurance premium payments for each NEO. See the “Other Benefits and Perquisites” section of this Proxy Statement for further information regarding amounts in this column.

(7)	Represents a one-time bonus awarded to Dr. Baffi in December 2013 for his extraordinary efforts in connection with the positive outcome of the FDA Advisory Committee for Vimizim.
(8)	Represents a one-time bonus awarded to Dr. Fuchs in December 2013 for his extraordinary efforts in connection with the positive outcome of the FDA Advisory Committee for Vimizim.

Grants of Plan-Based Awards

The following table sets forth certain information for each plan-based award during fiscal year 2015 to each of the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units(#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Share) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Jean-Jacques Bienaimé	3/3/2015	(7)	—	—		—	—	—	—	90,500	108.36	4,768,445
	3/3/2015	(7)	—	—		—	—	—	39,600	—	—	4,291,056
	3/3/2015	(7)	—	—		15,840	19,800	23,760	—	—	—	2,145,528
	n/a	(7)	1,083,500	1,814,863		—	—	—	—	—	—	—
Daniel Spiegelman	3/3/2015	(7)	—	—		—	—	—	—	23,900	108.36	1,259,291
	3/3/2015	(7)	—	—		—	—	—	10,500	—	—	1,137,780
	3/3/2015	(7)	—	—		4,240	5,300	6,360	—		—	574,308
	n/a	(7)	280,500	483,512	(8)	—	—	—	—	—	—	—
Jeff Ajer	3/3/2015	(7)	—	—		—	—	—	—	23,900	108.36	1,259,291
	3/3/2015	(7)	—	—		—	—	—	10,500	—	—	1,137,780
	3/3/2015	(7)	—	—		4,240	5,300	6,360	—		—	574,308
	n/a	(7)	247,500	426,628	(8)	—	—	—	—	—	—	—
Robert A. Baffi, Ph.D.	3/3/2015	(7)	—	—		—	—	—	—	23,900	108.36	1,259,291
	3/3/2015	(7)	—	—		—	—	—	10,500	—	—	1,137,780
	3/3/2015	(7)	—	—		4,240	5,300	6,360	—		—	574,308
	n/a	(7)	250,250	431,368	(8)	—	—	—	—	—	—	—
Henry J. Fuchs, M.D.	3/3/2015	(7)	—	—		—	—	—	—	30,500	108.36	1,607,045
	3/3/2015	(7)	—	—		—	—	—	13,400	—	—	1,452,024
	3/3/2015	(7)	—	—		5,360	6,700	8,040	—	—	—	726,012
	n/a	(7)	313,500	540,396	(8)	—	—	—	—	—	—	—

(1)

Annual Cash Incentive: Amounts represent potential payments under our 2015 cash incentive program, which were paid in 2016. For further discussion of our annual cash incentive program, see the “Annual Cash Incentive” section of this Proxy Statement and see the “Summary Compensation Table” in this Proxy Statement for amounts actually paid under the 2015 cash incentive program.

(2)

Performance-Based RSUs: Amounts represent the potential numbers of performance-based RSUs based upon achievement of the 2015 revenue target performance condition. Under the awards, the number of performance-based RSUs earned are calculated by multiplying the target number of performance-based RSUs by a revenue multiplier (determined based on the Company’s performance against the revenue target) which could range between 80% and 120%. In 2016, based on the Company’s actual 2015 performance against the revenue target, the Company applied a multiplier of 111% to the target number of performance-based RSUs awarded during 2015 to determine the number of performance-based RSUs actually earned. See footnote (9) and the related amounts in the “Outstanding Equity Awards at Fiscal Year-End” table below for the number of performance-based RSUs awarded during 2015 that were actually earned and the value of such earned performance-based RSUs using the closing price of our common stock on December 31, 2015. The awards are subject to a three-year vesting period following the grant date. For further discussion of the performance-based RSU awards granted in 2015, see the “Equity Compensation” section of this Proxy Statement.

(3)

Service-Based RSUs: Service-based RSUs vest in four equal tranches on the anniversary of the date of the grants, and the performance-based RSUs vest in three equal tranches on the anniversary of the date of the grants.

(4)	Options: Options vest 6/48 ths on the six month anniversary of the date of grant, and 1/48th per month thereafter for the next 3.5 years, and remain exercisable for ten years after the date of grant.
(5)	Options were granted at an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of the grant.
(6)

The amounts presented above represent the aggregate grant date fair value of the RSU award or option grant computed in accordance with FASB ASC Topic 718. The grant date fair market value for options awards was $52.69 per share and the grant date fair market value of the RSU awards was the closing price of our common stock on the NASDAQ Global Select Market on the date of the respective grant. For assumptions used in determining these grant date fair market value, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016.

(7)	The potential payouts under our 2015 cash incentive program are performance-driven and completely at risk; therefore, the minimum possible payout is zero.
(8)

The potential payout under our 2015 cash incentive program for this NEO is based 85% on achievement of corporate goals and 15% on individual performance. The maximum achievement for corporate goals under the 2015 cash incentive program is 167.5%; however there is no maximum percentage that can be awarded for individual performance. The maximum potential payout for this NEO shown here is calculated using the maximum achievement for corporate goals percentage (167.5%), and for purposes of this disclosure, a reasonable maximum percentage for individual performance of 200%. The highest individual performance percentage actually awarded to any NEO under our 2015 cash incentive program was 135% for Mr. Ajer. For further discussion of our annual cash incentive program, see the “Annual Cash Incentive” section of this Proxy Statement and see the “Summary Compensation Table” in this Proxy Statement for amounts actually paid under the 2015 cash incentive program.

The number of options and RSUs granted to the Chief Executive Officer is determined based on recommendations by the Compensation Committee and is approved by the Board and the number of options and RSUs granted to the other NEOs is determined by the Compensation Committee. See the “Equity Compensation” section of this Proxy Statement for additional information regarding grant practices.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding unexercised options granted pursuant to equity awards as of the end of fiscal year 2015 for each of the NEOs.

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (13)
Jean-Jacques Bienaimé	96,500	—	12.99	5/10/2016	372,000	(4)	38,970,720
	250,000	—	17.54	11/19/2016	14,000	(5)	1,466,640
	160,000	—	17.33	6/6/2017	18,900	(6)	1,979,964
	425,000	—	38.59	5/21/2018	38,175	(7)	3,999,213
	22,000	—	17.86	12/16/2018	39,600	(8)	4,148,496
	240,000	—	14.39	5/11/2019	21,978	(9)	2,302,415
	280,000	—	21.51	5/11/2020
	280,000	—	26.49	5/11/2021
	125,417	14,583	37.46	5/7/2022
	142,406	78,094	67.81	5/14/2023
	71,625	119,375	63.10	6/3/2024
	16,968	73,532	108.36	3/2/2025
Daniel Spiegelman	6,479	13,021	39.06	5/28/2022	93,000	(10)	9,742,680
	15,651	27,271	67.81	5/14/2023	8,250	(11)	864,270
	19,387	32,313	63.10	6/3/2024	6,600	(6)	691,416
	4,481	19,419	108.36	3/2/2025	10,350	(7)	1,084,266
					10,500	(8)	1,099,980
					5,883	(9)	616,303
Jeff Ajer	3,498	—	38.59	5/21/2018	1,300	(5)	136,188
	988	—	28.23	5/30/2021	37,200	(12)	3,897,072
	2,166	1,355	37.46	5/7/2022	4,200	(6)	439,992
	31,645	17,355	67.81	5/14/2023	8,550	(7)	895,698
	13,012	26,688	63.10	6/3/2024	10,500	(8)	1,099,980
	4,481	19,419	108.36	3/2/2025	5,883	(9)	616,303
Robert A. Baffi, Ph.D.	6,949	—	14.39	5/11/2019	93,000	(4)	9,742,680
	40,000	—	21.51	5/11/2020	4,000	(5)	419,040
	80,000	—	26.49	5/11/2021	6,000	(6)	628,560
	35,833	4,167	37.46	5/7/2022	9,450	(7)	989,982
	45,208	24,792	67.81	5/14/2023	10,500	(8)	1,099,980
	17,700	29,500	63.10	6/3/2024	5,883	(9)	616,303
	4,481	19,419	108.36	3/2/2025
Henry J. Fuchs, M.D.	2,000	—	21.51	5/11/2020	111,600	(4)	11,691,216
	84,000	—	26.49	5/11/2021	6,000	(5)	628,560
	53,750	6,250	37.46	5/7/2022	7,800	(6)	817,128
	58,770	32,230	67.81	5/14/2023	11,700	(7)	1,225,692
	21,900	36,500	63.10	6/3/2024	13,400	(8)	1,403,784
	5,718	24,782	108.36	3/2/2025	7,437	(9)	779,100

(1)

All options vest over a four-year period. The options vest at the rate of 6/48ths on the six-month anniversary of the grant date and 1/48th each month thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the 2006 Share Incentive Plan is 10 years.

(2)	Represents the closing market price of our common stock as reported on the NASDAQ Global Select Market on the grant date.

(3)

The numbers of performance-based RSUs represented in this table are the actual numbers of RSUs earned by the NEOs based on achievement of performance criteria as of December 31, 2015, the measurement date for the performance awards granted in 2011, 2012, and 2015. The performance-based RSUs granted in 2011 and 2012 fully vested upon the filing of our Form 10-K with respect to the fiscal year end December 31, 2015. The performance-based RSUs granted in 2015 vest over a three-year period, vesting at the rate of one third on the anniversary of the grant date and one third each anniversary of the grant date thereafter during the recipient’s employment. All service-based RSUs vest over a four-year period, vesting at the rate of one fourth on the anniversary of the grant date and one fourth each anniversary of the grant date thereafter during the recipient’s employment.

(4)	Performance-based RSUs awarded on June 1, 2011.
(5)	Service-based RSUs awarded on May 8, 2012.
(6)	Service-based RSUs awarded on May 15, 2013.
(7)	Service-based RSUs awarded on June 4, 2014.
(8)	Service-based RSUs awarded on March 3, 2015.
(9)	Performance-based RSUs awarded on March 3, 2015.
(10)	Performance-based RSUs awarded on May 29, 2012.
(11)	Service-based RSUs awarded on May 29, 2012.
(12)	Performance-based RSUs awarded on September 5, 2012.
(13)	The value of RSUs shown in the table was calculated using the closing price of our common stock on December 31, 2015 ($104.76).

Options Exercised and Stock Vested

The following table sets forth the number and value of options exercised and share awards that vested in fiscal year 2015 for each of the NEOs.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($) (2)
Jean-Jacques Bienaimé	74,264	7,920,391	45,175	5,486,175
Daniel Spiegelman	69,578	4,477,099	15,000	1,856,714
Jeff Ajer	36,631	3,126,279	7,040	858,507
Robert A. Baffi, Ph.D.	14,051	1,394,727	12,650	1,537,154
Henry J. Fuchs, M.D.	40,000	4,082,276	16,800	2,041,866

(1)

The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	The value realized on vesting of RSUs was calculated as of the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

There is no retirement pension plan provided for the NEOs.

Nonqualified Deferred Compensation Plan

Our Nonqualified Deferred Compensation Plan allows members of management, other highly-compensated employees and members of the Board to make voluntary irrevocable deferrals of the compensation that would otherwise be paid by us to specified future dates, employment termination, hardship events, disability, retirement or death. Non-employee director participants are permitted to defer up to 100% of their annual Board retainer and meeting fees. All other participants are permitted to defer up to 100% of restricted stock awards and up to 50% of salary and annual cash incentive awards, in each case subject to limitations to allow us to make necessary withholding payments. Plan participants’ deferred compensation is 100% vested under the Nonqualified Deferred Compensation Plan. We may make additional direct contributions to the Nonqualified Deferred Compensation Plan for the benefit of the participants, but any such contributions must be approved by the Board. Our contributions, if any, will become 100% vested after three years of service with us (or such other time as we designate at the time of the contribution), or upon a change in control of the Company, or the individual’s death or disability. Participants have an unsecured contractual commitment by us to pay the amounts that become due under the Nonqualified Deferred Compensation Plan. Deferred compensation may be held in trust and is deemed invested based on participant direction as allowed by the Nonqualified Deferred Compensation Plan. Participants’ accounts are credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments in accordance with the ratio the portion of the account of each participant that is deemed to be invested within that investment option bears to the aggregate of all amounts deemed to be invested within that investment option. Any funds held in a trust will be our sole property, subject to any claims of general creditors in the event of bankruptcy, and plan participants will have no vested interest with respect to such trust fund.

The following table shows for the fiscal year ended December 31, 2015, certain information regarding non-qualified deferred compensation benefits for the NEOs who participate in the Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in 2015 ($)		Aggregate Earnings (Loss) in 2015 ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at December 31, 2015 ($)
Jean-Jacques Bienaimé	970,715	(1)	97,125	—		2,514,240
Robert A. Baffi, Ph.D.	302,725	(1)	423,858	556,630	(2)	3,003,993
Dan Spiegelman	—		(7,019)	—		219,579

(1)	Amounts include the value of shares of common stock received by Messrs. Bienaimé and Baffi upon the vesting of restricted stock grants during 2015.
(2)

Reflects the value of 2,675 shares of common stock received by Mr. Baffi on January 1, 2015 (market price of $92.17) and 2,500 shares of common stock received by Mr. Baffi on June 1, 2015 (market price of $124.03). Value is based on the market price on the respective distribution dates.

Potential Payments Upon Termination or Change-in-Control

We entered into an employment agreement with Mr. Bienaimé at the time of his hire and with each of our other executive officers, including the NEOs, on April 9, 2007 or upon their respective date of hire. On January 1, 2009, to comply with the changes to Section 409A, we amended and restated the employment agreements with each of our executive officers, including Mr. Bienaimé. We further amended the employment agreements on December 17, 2012 to ensure that the timing of severance payments thereunder comply with Section 409A. In June 2015, we made certain changes to severance benefit provisions in the employment agreements for our NEOs (other than the Chief Executive Officer) to meet current market and peer company practices as well as to clarify certain terms. The following discussion is based on the employment and equity award agreements with our NEOs and on our Severance Plan. The amount and type of compensation payable to each NEO upon termination of employment under various circumstances and upon a change in control are described below.

Payments on Termination

The amount and type of compensation payable to each NEO upon termination of employment under various circumstances are described below. There are three general categories of terminations, which are:

•

voluntary termination of employment by the NEO for reasons not constituting constructive termination, which we refer to as voluntary termination; retirement of the NEO; and termination of the NEO’s employment by us for cause (as such term is defined in the employment agreements and in our stock plans), which we refer to as termination for cause;

•

termination of the NEO’s employment by us for reasons not constituting cause, such as due to a companywide or departmental reorganization, or a resignation by the NEO constituting constructive termination, such as a change in work location of more than a specified distance from the previous location, which we refer to as involuntary termination without cause; and

•	termination of the NEO’s employment in connection with a change in control.

Compensation upon Voluntary Termination, Retirement or Termination for Cause

A termination of employment due to voluntary termination, retirement, or termination for cause does not entitle the NEOs to any payments or benefits other than the accrued salary and vacation pay and vested benefits described above. Such compensation and benefits are available to salaried employees generally, except that any amounts payable to the NEOs upon termination under our Nonqualified Deferred Compensation Plan would not be applicable to certain employees as only employees with the title of chief executive officer, vice president, senior director and director are entitled to participate in our Nonqualified Deferred Compensation Plan. Except as provided by the Retirement Benefit for Directors and Senior Officers Stock policy described above under the “Post-Employment Obligations” section of this Proxy Statement, awards held by our NEOs will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination, retirement, or termination for cause.

Compensation upon Involuntary Termination without Cause

Each of the NEOs’ employment agreements includes specific benefits upon an involuntary termination without cause. For each of the NEOs other than Mr. Bienaimé, these benefits consist of:

•	150% of the NEO’s current annual base salary and target annual cash incentive for the year of termination;
•	the NEO’s target annual cash incentive for the year of termination, pro-rated for the year in which termination occurs;
•	an additional 12 months of vesting of the NEO’s unvested time-based vesting equity awards and target amounts of performance-based equity awards that have not vested;
•	paid premiums under COBRA for 18 months; and
•	outplacement services.

Each NEO other than Mr. Bienaimé is eligible to receive the termination benefits described above within 45 days of his termination date, provided that he executes a standard form severance and release agreement and allows such release to become fully effective. The cash portions of the termination benefits are payable to the NEO in one lump sum on the 60th day after termination. In addition, if an NEO other than Mr. Bienaimé becomes disabled while employed by us, and if (a) the NEO is eligible to receive benefits under our Long-Term Disability Plan, then we will pay the NEO additional compensation so that the total received by the NEO (after taking into consideration the amounts payable to the NEO under the Long-Term Disability Plan) equals the cash portions of the termination benefits as described above; or (b) the NEO is not eligible to receive benefits under our Long-Term Disability Plan, then the NEO will be entitled to the full termination benefits described above.

Mr. Bienaimé’s benefits upon an involuntary termination without cause consist of:

•	100% of what he would have collected over a period of 24 months based on his then current annual base salary as of the date of termination;
•

a cash bonus equal to 100% of his base salary for the year of his termination provided that our senior vice presidents are paid bonuses under our bonus plan for the year of his termination, and provided that certain performance goals are met;

•	100% vesting of all his unvested options;
•	a continuation of all his health benefits paid by us for a period of 24 months after the date of his termination; and
•	reimbursement of outplacement services in an amount not to exceed $18,000.

Mr. Bienaimé’s termination benefits described above are payable in one lump sum within 30 days of his termination date, provided that he executes a standard form severance and release agreement within 20 days of his termination. Moreover, we are only obligated to provide such termination benefits so long as Mr. Bienaimé’s remains in compliance with our forms of Non-Competition Agreement and Confidentiality Agreement.  In addition, if Mr. Bienaimé becomes disabled while employed by us, and if (a) he is eligible to receive benefits under our Long-Term Disability Plan, then we will pay Mr. Bienaimé additional compensation so that the total received by him (after taking into consideration the amounts payable to Mr. Bienaimé under the Long-Term Disability Plan) equals the full termination benefits as described above; or (b) Mr. Bienaimé is not eligible to receive benefits under our Long-Term Disability Plan, then he will be entitled to the full termination benefits described above.

Compensation upon Termination of Employment in Connection with Change in Control

Each of the named NEOs who is involuntarily terminated in connection with a change in control is entitled to certain benefits. For each of the NEOs other than Mr. Bienaimé, these benefits consist of:

•	200% of the NEO’s current annual base salary and target annual cash incentive for the year of termination;
•	the NEO’s target annual cash incentive for the year of termination, pro-rated for the year in which termination occurs;
•	100% vesting of all the NEO’s unvested time-based vesting equity awards and target amounts of performance-based equity awards that have not vested;
•	paid premiums under COBRA for 24 months; and
•	outplacement services

The payment terms, requirement to execute a release, and provision of termination benefits in the event an NEO becomes disabled as described above under “Compensation upon Involuntary Termination without Cause” apply equally to termination benefits for NEOs in connection with a change in control. If termination compensation payable to an NEO other than Mr. Bienaimé as the result of a change in control as described above would result in a parachute payment under Section 280G of the Code, which would be subject to an excise tax under Section 4999 of the Code, or interest or penalties are incurred with respect to such excise tax, we will determine, before any such termination compensation is paid to the NEO, which of the following two alternative forms of payment would result in his receipt, on an after-tax basis, of the greater amount of the termination compensation notwithstanding that all or some portion of the termination compensation may be subject to the excise tax: (i) payment in full of the entire amount of the termination compensation, or (ii) payment of only a part of the termination compensation so that the NEO receives the largest payment possible without the imposition of the excise tax.

Mr. Bienaimé’s benefits for termination in connection with a change in control consist of:

•	an amount equal to the present value of 200% of what he would have collected over a period of 30 months based on his then current annual base salary as of the date of termination;
•	a continuation of all his health benefits paid by us for a period of 30 months after the date of his termination;
•	a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment);
•	the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); and
•	a cash payment of up to $5,000 for tax preparation for the year of termination and two additional years (plus an amount for taxes payable on such cash payment);
•	our annual contribution to Mr. Bienaimé’s 401(k) plan for the year of termination to the extent allowable under the terms of the 401(k) plan; and
•	100% vesting of all Mr. Bienaimé’s unvested time-based vesting equity awards and target amounts of performance-based equity awards that have not vested.

The payment terms, requirement to execute a release, condition of compliance with our forms of Non-Competition Agreement and Confidentiality Agreement and provision of termination benefits in the event Mr. Bienaimé becomes disabled as described above under “Compensation upon Involuntary Termination without Cause” apply equally to termination benefits for Mr. Bienaimé in connection with a change in control. If termination benefits payable to Mr. Bienaimé as the result of a change in control would result in a parachute payment under Section 280G of the Code, which would be subject to an excise tax under Section 4999 of the Code, or interest or penalties are incurred with respect to such excise tax, we will pay Mr. Bienaimé an additional payment such that, after payment by Mr. Bienaimé of all taxes imposed upon this payment and any interest or penalties imposed with respect to such taxes, Mr. Bienaimé retains an amount equal to the sum of: (i) the excise tax (including interest and penalties) imposed; and (ii) the product of any income tax deductions disallowed to Mr. Bienaimé because of the inclusion of the payment in his adjusted gross income, and the highest applicable marginal rate of federal income taxation for the calendar year in which the payment is to be made.

Estimated Potential Payments on Termination or Change in Control

The table below sets forth the estimated current value of payments and benefits to each of the NEOs upon a change in control of the Company as described above. The amounts shown assume that the triggering events occurred on December 31, 2015 and do not include (i) benefits earned during the term of the NEOs employment that are available to all salaried employees, such as accrued vacation; (ii) benefits paid by insurance providers under life and disability policies; and (iii) benefits previously accrued under the Nonqualified Deferred Compensation Plan. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s separation from the Company. With respect to each NEO, including Mr. Bienaimé, under the Company’s Severance Plan, effective immediately upon a change in control of the Company, all unvested option and restricted stock awards with time-based vesting automatically vest in full. Per SEC rules, the value of accelerated options shown in the table below is the aggregate spread between $104.76, the closing price of our common stock on December 31, 2015 and the exercise prices of the accelerated options, if less than $104.76. The numbers of performance-based RSUs used in the calculation of market values of stock awards in the table below are the actual numbers of RSUs earned by the NEOs based on achievement of performance criteria as of December 31, 2015, the measurement date for the performance awards.

Executive Benefits and Payments Upon Termination or Change in Control	Involuntary Termination Without Cause		Change in Control- Continued Employment		Change in Control- Terminated
Jean-Jacques Bienaimé (1):
Cash Severance	$1,970,000		$—		$4,121,428
Cash Bonus	985,000		—		—
Stock award vesting acceleration	8,840,172	(2)	61,707,620	(3)	61,707,620	(3)
Benefits and Perquisites:
Benefit Continuation	71,075		—		88,844
Life Insurance Proceeds	—		—		420,592
Outplacement Services	25,856		—		25,856
Financial Planning Services	—		—		7,182
280G Tax Gross-up	—		—		25,873,925	(4)
Total	$11,892,103		$61,707,620		$92,245,447
Daniel Spiegelman:
Cash Severance	$1,185,750		$—		$1,581,000
Cash Incentive	280,500		—		280,500
Stock award vesting acceleration	13,899,732	(5)	17,308,218	(6)	17,308,218	(6)
Benefits and Perquisites:
COBRA Premiums	37,450		—		49,933
Total	$15,403,432		$17,308,218		$19,219,651

Executive Benefits and Payments Upon Termination or Change in Control	Involuntary Termination Without Cause		Change in Control- Continued Employment		Change in Control- Terminated
Jeff Ajer:
Cash Severance	$1,046,250		—		$1,395,000
Cash Incentive	247,500		—		247,500
Stock award vesting acceleration	6,020,801	(7)	8,929,514	(8)	8,929,514	(8)
Benefits and Perquisites:
Benefit Continuation	53,569		—		71,426
Total	$7,368,120		$8,929,514		$10,643,440
Robert A. Baffi, Ph.D.:
Cash Severance	$1,057,875		—		$1,410,500
Cash Incentive	250,250		—		250,250
Stock award vesting acceleration	12,705,075	(9)	15,922,019	(10)	15,922,019	(10)
Benefits and Perquisites:
Benefit Continuation	47,739		—		63,652
Total	$14,060,939		$15,922,019		$17,646,421
Henry J. Fuchs, M.D.:
Cash Severance	$1,325,250		—		$1,767,000
Cash Incentive	313,500		—		313,500
Stock award vesting acceleration	15,617,060	(11)	19,677,594	(12)	19,677,594	(12)
Benefits and Perquisites:
COBRA Premiums	17,416		—		23,222
Total	$17,273,226		$19,677,594		$21,781,316

(1)

No incremental benefits are due should the death of Mr. Bienaimé occur, except for amounts due for services previously rendered and those due under the life insurance policies. Additionally, as is the case for all our employees as described above under the “Post-Employment Obligations” section of this Proxy Statement, if Mr. Bienaimé dies while employed by us, all his unvested equity awards with time-based vesting will vest in full and all his unvested equity awards with performance-based vesting will vest in full as if the target values had been achieved, and such awards will remain exercisable for one year after death.

(2)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 212,052 options that would vest upon termination. Excludes 73,532 options with exercise prices greater than $104.76.

(3)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 212,052 options, 110,675 service-based RSUs and 393,978 earned performance-based RSUs that would vest upon termination. Excludes 73,532 options with exercise prices greater than $104.76.

(4)	This item is payable pursuant to the terms of our employment agreement with Mr. Bienaimé dated May 11, 2005, as amended and restated on January 1, 2009 and further amended on December 17, 2012.
(5)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 45,196 options, 17,625 service-based RSUs and 94,961 earned performance-based RSUs that would vest upon termination. Excludes 5,975 options with exercise prices greater than $104.76.

(6)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 72,605 options, 35,700 service-based RSUs and 98,883 earned performance-based RSUs that would vest upon termination. Excludes 19,419 options with exercise prices greater than $104.76.

(7)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 24,280 options, 8,875 service-based RSUs and 39,161 earned performance-based RSUs that would vest upon termination. Excludes 5,975 options with exercise prices greater than $104.76.

(8)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 45,398 options, 24,550 service-based RSUs and 43,083 earned performance-based RSUs that would vest upon termination. Excludes 19,419 options with exercise prices greater than $104.76.

(9)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 33,467 options, 12,775 service-based RSUs and 94,961 earned performance-based RSUs that would vest upon termination. Excludes 5,975 options with exercise prices greater than $104.76.

(10)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 58,459 options, 29,950 service-based RSUs and 98,883 earned performance-based RSUs that would vest upon termination. Excludes 19,419 options with exercise prices greater than $104.76.

(11)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 43,601 options, 17,150 service-based RSUs and 114,079 earned performance-based RSUs that would vest upon termination. Excludes 7,625 options with exercise prices greater than $104.76.

(12)

Based on the closing price of our common stock on December 31, 2015 of $104.76. Relates to 74,980 options, 38,900 service-based RSUs and 119,037 earned performance-based RSUs that would vest upon termination. Excludes 24,782 options with exercise prices greater than $104.76.

A substantial majority of each NEO’s unvested, earned performance-based RSUs outstanding as of December 31, 2015 vested during the first quarter of 2016. If these performance-based RSUs were excluded from the calculation of an NEO’s benefits upon a change in control of the Company occurring on December 31, 2015, the value of the NEO’s stock award vesting acceleration in the event of a change in control would decrease to the amounts set forth in the table below. Moreover, Mr. Bienaimé’s 280G Tax Gross-up amount in the event of his termination in connection with a change in control would decrease to zero as shown in the table below. The values in the table below are based on the closing price of our common stock on December 31, 2015 of $104.76.

	Change in Control-
	Continued	Change in Control-
Executive Benefits and Payments upon Change in Control(1)	Employment	Terminated
Jean-Jacques Bienaimé(2):
Stock award vesting acceleration	$21,969,428	$21,969,428
280G Tax Gross-up	—	—
Total benefits and payments	21,969,428	26,633,330	(7)
Daniel Spiegelman(3):
Stock award vesting acceleration	7,360,103	7,360,103
Total benefits and payments	7,360,103	9,271,536	(7)
Jeff Ajer(4):
Stock award vesting acceleration	4,827,008	4,827,008
Total benefits and payments	4,827,008	6,540,934	(7)
Robert A. Baffi, Ph.D.(5):
Stock award vesting acceleration	5,973,904	5,973,904
Total benefits and payments	5,973,904	7,698,306	(7)
Henry J. Fuchs, M.D.(6):
Stock award vesting acceleration	7,726,678	7,726,678
Total benefits and payments	7,726,678	9,830,400	(7)

(1)	Amounts in this table exclude the value of each NEO’s unvested, earned performance-based RSUs outstanding as of December 31, 2015 that vested during the first fiscal quarter of 2016.
(2)	Of Mr. Bienaimé’s 393,978 unvested, earned performance-based RSUs outstanding as of December 31, 2015, 379,326 vested during the first fiscal quarter of 2016.
(3)	Of Mr. Spiegelman’s 98,883 unvested, earned performance-based RSUs outstanding as of December 31, 2015, 94,961 vested during the first fiscal quarter of 2016.
(4)	Of Mr. Ajer’s 43,083 unvested, earned performance-based RSUs outstanding as of December 31, 2015, 39,161 vested during the first fiscal quarter of 2016.
(5)	Of Dr. Baffi’s 98,883 unvested, earned performance-based RSUs outstanding as of December 31, 2015, 94,961 vested during the first fiscal quarter of 2016.
(6)	Of Dr. Fuchs’s 119,037 unvested, earned performance-based RSUs outstanding as of December 31, 2015, 114,079 vested during the first fiscal quarter of 2016.
(7)

Amount represents the total of the NEO’s (i) stock award vesting acceleration and, in the case of Mr. Bienaimé, the 280G Tax Gross-up, set forth in this table and (ii) Cash Severance, Cash Incentive, and Benefits and Perquisites (other than Mr. Bienaimé’s 280G Tax Gross-up) set forth in the immediately preceding table.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;
•	for most employees, base salary makes up a significant majority of compensation;
•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	equity ownership guidelines discourage excessive risk taking; and
•

as a pharmaceutical company, the Company does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Transactions with Related Persons, Promoters and Certain Control Persons

Since January 1, 2015, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Review, Approval, and Ratification of Transactions with Related Party

Our CGN Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. Additionally, on at least an annual basis, the Audit Committee also reviews all identified related party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related party transactions. First, each executive officer is required to notify either our General Counsel or Chief Financial Officer of any potential transaction that could create a conflict of interest, and the General Counsel or Chief Financial Officer is required to notify the CGN Committee of the potential conflict. The directors, Chief Executive Officer, Chief Financial Officer and General Counsel are required to notify the CGN Committee of any potential transaction that could create a conflict of interest. Second, each year, we require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

The CGN Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. It is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders’ best interests, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

These policies and procedures are included in our Corporate Governance Principles, which is available in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference into this Proxy Statement.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or associates of any director or executive officer is or at any time since January 1, 2015 has been indebted to us.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Availability Notice or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Proxy Availability Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Availability Notice or proxy materials, please notify your broker or contact Broadridge Financial Solutions, Inc. in writing: Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717; or by telephone: (866) 540-7095. Stockholders who currently receive multiple copies of the Proxy Availability Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Availability Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

APPROVAL

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.

By Order of the Board of Directors

G. Eric Davis

Executive Vice President, General Counsel and Secretary

April 25, 2016

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016, is available without charge upon written request to Investor Relations, BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949 or by accessing a copy on BioMarin’s website at www.bmrn.com in the Investors section under “Financial Information—SEC Filings.” under “Financial Information—SEC Filings.”

BIOMARIN PHARMACEUTICAL INC. 770 LINDARO ST SAN RAFAEL, CA 94901 VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time the day before the cut-off date or  meeting date. Have your proxy card in hand when you access the web site and  follow the instructions to obtain your records and to create an electronic voting  instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy  materials, you can consent to receiving all future proxy statements, proxy cards  and annual reports electronically via e-mail or the Internet. To sign up for  electronic delivery, please follow the instructions above to vote using the Internet  and, when prompted, indicate that you agree to receive or access proxy materials  electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your  proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we  have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,  Edgewood, NY 11717.  The Board of Directors recommends you vote FOR  the following proposals: For Against Abstain  2 To approve, on an advisory basis, the  compensation of BioMarin's Named Executive  Officers as defined and disclosed in its Proxy  Statement.  3 To ratify the selection of KPMG LLP as the  independent registered public accounting firm  for BioMarin for the fiscal year ending  December 31, 2016.  The Board of Directors recommends you vote  AGAINST the following proposal: For Against Abstain  4 A stockholder proposal requesting that BioMarin  issue a sustainability report describing  BioMarin's environmental, social and governance  performance, if properly presented at  BioMarin's Annual Meeting of Stockholders.  NOTE: Your proxy holder will also vote on any other  business as may properly come before the meeting or  any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The related Notice & Proxy Statement, Form 10-K,  and CEO Stockholder Letter are available at www.proxyvote.com  BIOMARIN PHARMACEUTICAL INC.  Annual Meeting of Stockholders  June 6, 2016 9:00 AM PDT  This proxy is solicited by the Board of Directors  The undersigned hereby appoints Jean-Jacques Bienaimé and G. Eric Davis, and each of them, with power to act without the other and with power of  substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of BioMarin  Pharmaceutical Inc. Common Stock, that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly  come before the Annual Meeting of Stockholders of the company to be held on June 6, 2016 or at any adjournment or postponement thereof, with all  powers which the undersigned would possess if present at the Annual Meeting of Stockholders.  When properly executed, this proxy will be voted in the manner directed herein, or if no such direction is made, it will be voted in accordance with  the Board of Directors' recommendations.  This proxy is governed by the laws of the State of Delaware.  (PLEASE DATE AND SIGN ON REVERSE SIDE)